UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ILLINOIS TOOL WORKS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (11-01)

ILLINOIS TOOL WORKS INC.

Notice of 2016 Annual Meeting and Proxy Statement

Illinois Tool Works Inc.

Notice of Annual Meeting of Stockholders

Friday, May 6, 2016

9:00 A.M. Central Daylight Time

Illinois Tool Works Inc.

155 Harlem Avenue*

Glenview, Illinois 60025

If you plan to attend the meeting, you must be a holder of Illinois Tool Works Inc. shares as of the record date of March 8, 2016, and obtain a registration confirmation (“Ticket”) in advance. Tickets can be printed by accessing Shareholder Meeting Registration at www.proxyvote.com and following the instructions provided. You will need the 12-digit number that is printed in the box marked by the arrow à included on your proxy card or Notice of Internet Availability of Proxy Materials. Tickets will be available to registered and beneficial owners and to one guest accompanying each registered and beneficial owner. You must bring your ticket to the meeting to gain access. Requests for admission tickets will be processed in the order in which they are received. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis.

*Enter the campus from Waukegan Road at Overlook Drive. Signage will direct you to the meeting location.

Illinois Tool Works Inc. (“ITW” or the “Company”) is holding its 2016 Annual Meeting for the following purposes:

1.	To elect the eleven directors named in this proxy statement for the upcoming year;

2.	To ratify the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2016;

3.	To hold an advisory vote on executive compensation;

4.	To approve an amendment to the Illinois Tool Works Inc. Amended and Restated Certificate of Incorporation to permit stockholders to call special meetings;

5.	To re-approve the material terms of the performance goals under the Illinois Tool Works Inc. 2011 Cash Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

6.	To consider a non-binding stockholder proposal if presented at the Annual Meeting; and

7.	To conduct any other business as may be properly brought before the meeting.

Only stockholders of record at the close of business on March 8, 2016 are entitled to vote.

Our annual report to stockholders for fiscal year 2015 is enclosed with this proxy statement.

By Order of the Board of Directors,
Janet O. Love
Assistant Secretary

March 23, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 6, 2016: The Illinois Tool Works Inc. 2015 Annual Report to Stockholders, including the Annual Report on Form 10-K, and its 2016 Proxy Statement are available on the Company’s website at www.itw.com under the “Investor Relations” link. Paper copies are available without charge upon written request to the Company’s address above, Attention: Secretary.

Your Vote is Important

Whether or not you plan to attend the meeting, please vote as soon as possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares on Proposals 1, 3, 4, 5 or 6 unless they receive specific instructions from you. If you hold your shares through a bank or brokerage account, we strongly encourage you to return the voting instruction card to your bank, broker or other holder of record so that your vote is counted.

We encourage you to vote by internet or telephone. It is convenient for you and saves us significant postage and processing costs. Please see the section entitled “How do I vote” on page 1 for instructions on how to vote your shares.

We have been advised that some states are strictly enforcing unclaimed property laws and requiring shares held in “inactive” accounts to be escheated to the state in which the stockholder was last known to reside. One way you can show that your account is active is to vote your shares.

i

Page
Questions and Answers about the 2016 Annual Meeting and Voting	1
Proposal 1 – Election of Directors	7
Board of Directors and Its Committees	12
Corporate Governance Policies and Practices	15
Director Compensation	19
Ownership of ITW Stock	20
Section 16(a) Beneficial Ownership Reporting Compliance	23
Availability of Form 10-K and Annual Report	23
Compensation Discussion and Analysis	24
2015 Company Performance	24
Executive Compensation Highlights	25
How We Make Compensation Decisions	29
Components of the 2015 Executive Compensation Program	31
Executive Compensation Policies and Guidelines	36
NEO Compensation	38
Summary Compensation Table	38
Grants of Plan-Based Awards	40
Outstanding Equity Awards at Fiscal Year-End 2015	41
Option Exercises and Stock Vested	42
Pension Benefits	42
ITW Retirement Plans	43
Potential Payments upon Termination	46
Summary of Termination and Change-in-Control Programs	47
Termination and Change-in-Control Payments and Benefits	48
Equity Compensation Plan Information	50
Compensation Committee Report	50
Certain Relationships and Related Party Transactions	51
Audit Committee Report	52
Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm	54
Proposal 3 – Advisory Vote on Executive Compensation	56
Proposal 4 – Approval of an Amendment to the Illinois Tool Works Inc. Amended and Restated Certificate of Incorporation to Permit Stockholders to Call Special Meetings	57
Proposal 5 – Re-Approval of the Material Terms of the Performance Goals under the Illinois Tool Works Inc. 2011 Cash Incentive Plan for Purposes of Section 162(m) of the Internal Revenue Code	60
Proposal 6 – Approval of Non-Binding Stockholder Proposal to Exclude Share Repurchases from Determinations of Senior Executive Incentive Compensation Awards	63

Appendix A – Categorical Standards for Director Independence	A-1
Appendix B – GAAP to NON-GAAP Reconciliations	B-1
Appendix C – Amendment to Amended and Restated Certificate of Incorporation of Illinois Tool Works Inc.	C-1

ii

Questions and Answers about the 2016 Annual Meeting and Voting

What am I voting on and how does the Company’s Board recommend that I vote?

The Company’s Board solicits your vote on the following proposals:

Proposal Submitted for Vote	Board Recommendation
1. The election of the eleven directors named in this proxy statement for the upcoming year	FOR
2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016	FOR
3. An advisory vote on executive compensation	FOR
4. Approval of an amendment to the Illinois Tool Works Inc. Amended and Restated Certificate of Incorporation to permit stockholders to call special meetings	FOR
5. Re-Approval of the material terms of the performance goals under the Illinois Tool Works Inc. 2011 Cash Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code	FOR
6. Approval of Non-Binding Stockholder Proposal to Exclude Share Repurchases from Determinations of Senior Executive Incentive Compensation Awards	AGAINST

Who may vote?

Stockholders at the close of business on March 8, 2016, the record date, may vote. On that date, there were 360,856,183 shares of ITW common stock outstanding.

How many votes do I have?

Each share of ITW common stock that you own entitles you to one vote.

How do I vote?

You may vote your shares in one of the following four ways:

1. By telephone:	See the instructions at www.proxyvote.com;
2. By Internet:	See the instructions at www.proxyvote.com;
3. By mail:	If you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card; or
4. In person:	Attend our Annual Meeting, where ballots will be provided.

If you vote by telephone or Internet, you should have your proxy card or E-Proxy Notice in hand when you call or go to the proxy vote site. If you hold your shares through a bank or broker that does not offer telephone or Internet voting, please complete and return your proxy card by mail.

When must I submit my vote by Internet or by phone?

If you vote by Internet or by phone, you must transmit your vote by 10:59 p.m., Central Time, on May 5, 2016.

If I hold shares through an ITW Savings and Investment 401(k) Plan, when must I submit my vote?

Shares held through an ITW 401(k) plan must be voted by 10:59 p.m., Central Time, on May 3, 2016 in order to be tabulated in time for the meeting.

How does discretionary voting authority apply?

Stockholders of Record. If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, your proxy will be voted as follows:

“FOR” the election of each director nominee;

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

“FOR” the approval of ITW’s executive compensation;

“FOR” the approval of the amendment to our Amended and Restated Certificate of Incorporation to permit stockholders to call special meetings;

“FOR” the re-approval of the material terms of the performance goals under the Illinois Tool Works Inc. 2011 Cash Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

“AGAINST” the non-binding stockholder proposal to exclude share repurchases from determinations of senior executive incentive compensation awards; and

“FOR” or “AGAINST” any other properly raised matter at the discretion of Susan Crown, Robert S. Morrison and Pamela B. Strobel, or any one of them.

Beneficial Owners. If your shares are held in a brokerage account or by a nominee and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2016 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. As a result, in the absence of voting instructions from you, your broker or nominee will not have discretion to vote on any other matter to be voted on at the Annual Meeting. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at our Annual Meeting in one of four ways:

1.	Notify our Secretary in writing before our Annual Meeting that you wish to revoke your proxy;

2.	Submit another proxy with a later date;

3.	Vote by telephone or Internet after you have given your proxy; or

4.	Vote in person at our Annual Meeting.

Why didn’t I receive a paper copy of the proxy statement and annual report?

Unless our stockholders have requested paper copies, we are furnishing proxy materials through the Internet. If you received a Notice of Internet Availability of Proxy Materials (E-Proxy Notice) by mail or electronically, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the E-Proxy Notice provides instructions on how you may access and review our proxy materials online. The E-Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E-Proxy Notice and would still like to receive a printed copy of our proxy materials without charge, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

I have received paper copies—how do I receive future proxy materials electronically?

To sign up to receive stockholder communications electronically, follow the instructions on your proxy card or E-Proxy Notice under “Vote by Internet.” You will need the 12-digit number that is printed in the box marked by the arrow à, which appears on your proxy card or E-Proxy notice. This 12-digit number is sometimes called the control number. In order to receive the communications electronically, you must have an e-mail account and access to the Internet. If you own your shares through a broker or other nominee, you may contact them directly to request electronic access. Your consent to electronic access will be effective until you revoke it. You may revoke your consent by going to www.proxyvote.com and using the 12-digit number that is printed in the box marked by the arrow à to complete the revocation.

What does it mean if I receive more than one E-Proxy Notice or set of proxy materials?

Your shares are likely registered differently or are in more than one account. For each notice, proxy and/or voting instruction card or e-mail notification you receive that has a 12-digit number, you must vote separately to ensure that all shares you own are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at our Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or Internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when your bank, broker or other holder of record holding shares for you as the beneficial owner submits a proxy that does not indicate a vote as to a non-routine proposal because that holder has not received voting instructions from you and, therefore, does not have voting authority for that proposal.

What vote is required to approve each proposal, assuming a quorum is present?

Election of Directors:  The number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director to constitute approval by the stockholders.

Ratification of the Appointment of our Independent Registered Public Accounting Firm:  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Advisory (Non-Binding) Vote on ITW’s Executive Compensation:  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Approval of an Amendment to the Illinois Tool Works Inc. Amended and Restated Certificate of Incorporation:  The affirmative vote of a majority of the shares outstanding and entitled to vote will constitute approval by the stockholders.

Re-Approval of the Material Terms of the Performance Goals under the Illinois Tool Works Inc. 2011 Cash Incentive Plan for Purposes of Section 162(m) of the Internal Revenue Code.  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Approval of Non-Binding Stockholder Proposal to Exclude Share Repurchases from Determinations of Senior Executive Incentive Compensation Awards.  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

What is the effect of a broker non-vote generally and on each proposal?

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker non-votes will not, therefore, impact our ability to obtain a quorum and will have no effect on the election of directors, ratification of the appointment of our Independent Registered Public Accounting Firm, approval of ITW’s executive compensation, re-approval of performance goals or approval of the non-binding stockholder proposal. Broker non-votes will, however, have the same effect as a vote against the amendment to our Amended and Restated Certificate of Incorporation, so we encourage our stockholders to vote “FOR” that proposal.

What if I “abstain” from voting?

An abstention on the election of directors will have no effect on the outcome. An abstention on the other proposals will have the effect of a vote against those proposals.

How do I submit a stockholder proposal for the 2017 Annual Meeting?

To be considered for inclusion in our proxy statement for our May 2017 Annual Meeting, a stockholder proposal must be received no later than November 21, 2016. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission, or SEC. You should send your proposal to our Secretary at our address on the Notice of Annual Meeting of Stockholders immediately following the cover of this proxy statement.

You also may submit a proposal that you do not want included in the proxy statement, but that you want to raise at our May 2017 Annual Meeting. We must receive your proposal in writing on or after January 6, 2017, but no later than February 5, 2017. As detailed in the advance notice procedures described in our by-laws, for a proposal other than the nomination of a director to be properly brought before an annual meeting, your notice of proposal must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business.

Does ITW allow stockholders to have proxy access for the nomination of directors?

Yes. In 2015, we reached out to holders of approximately 50% of our shares to engage on matters of corporate governance, including the right of proxy access. The majority of those with whom we spoke were in favor of granting this right, and several stockholders expressed a preference for reasonable limitations on proxy access. The board of directors discussed proxy access over the course of several meetings, and on December 11, 2015, the board adopted proxy access bylaw provisions to permit stockholders to include nominees in the Company’s proxy statement and form of proxy. See “Corporate Governance Policies and Practices – Shareholder Engagement” for a description of our shareholder engagement activities.

How do I use proxy access to nominate a director candidate to be included in ITW’s 2017 Proxy Statement?

Any stockholder or group of up to 20 stockholders meeting our continuous ownership requirement of 3% or more of our common stock for at least 3 years who wishes to nominate a candidate or candidates for election in connection with our 2017 Annual Meeting and require us to include such nominees in our proxy statement and form of proxy, must submit such nomination and request so that it is received by our Secretary on or after January 6, 2017, but no later than February 5, 2017. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 25% of the Board. Recallable loaned shares count as owned for purposes of meeting the continuous ownership requirement, but each stockholder in the requesting group must have full voting and investment rights as well as economic interest in their shares at the time of nomination, record date and meeting date. Two or more investment funds that are part of the same family of funds or sponsored by the same employer will count as one stockholder for purposes of determining the size of the group. All proxy access nominations must be accompanied by information about the nominating stockholders as well as the nominees and meet the requirements as specified in Article II, Section 12 of our bylaws, which include but are not limited to, the information specified under “How do I nominate a director candidate who would not be included in ITW’s Proxy Statement?” below.

How do I nominate a director candidate who would not be included in ITW’s Proxy Statement?

If you wish to nominate an individual for election as a director at our May 2017 Annual Meeting, our Secretary must receive your written nomination on or after January 6, 2017, but no later than February 5, 2017. As detailed in the advance notice procedures described in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of ITW stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) a statement as to whether the nominee, if elected, intends to tender his or her resignation in accordance with our Corporate Governance Guidelines; (9) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of the nominee’s independence; and (10) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. Any nomination that you make must be approved by our Corporate Governance and Nominating Committee, as well as by our Board of Directors. The process for the selection of director candidates is described under “Corporate Governance Policies and Practices — Director Candidate Selection Process” below.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. We will also authorize brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. In addition, our officers, directors and employees may solicit proxies in person, by mail, by telephone or otherwise. In the event that we decide to engage a proxy solicitation firm to assist with the solicitation of proxies, we would expect to engage Georgeson, and we estimate that the additional cost to be borne by us would be approximately $12,000 plus reasonable and approved out-of-pocket expenses.

Proposal 1 - Election of Directors

Stockholders are being asked to elect the eleven directors named in this proxy statement at our Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. See “Corporate Governance Policies and Practices” for more information regarding our candidate selection process. Each director will serve until the May 2017 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed.

We will vote your shares as you specify on the proxy card, by telephone, by Internet or by mail. If you do not specify how you want your shares voted, we will vote them “FOR” the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares “FOR” that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

Each nominee for director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas. Set forth below is biographical information provided by the nominees, as well as a description of the experiences, qualifications, skills and attributes that led the Corporate Governance and Nominating Committee and the Board to conclude that each nominee should serve as a director of the Company.

Daniel J. Brutto, 59, retired as President of UPS International and Senior Vice President of United Parcel Service, Inc., a global package delivery, supply chain management and freight forwarding company, having served in these capacities from January 2008 to June 2013. Previously, he served as President, Global Freight Forwarding, for UPS from 2006 to 2007, and corporate controller from 2004 to 2006. Mr. Brutto had over 38 years of experience at UPS, serving over the years in various areas with increasing levels of responsibility, including operations, finance, information systems, mergers & acquisitions, marketing, business development and international. Mr. Brutto is currently Vice Chairman of eBay Enterprise/Innotrac Corporation, a privately held global fulfillment, customer care and technology company, and has served as a director of ITW since 2012. In the past, Mr. Brutto served on the board of the US-China Business Council, the Guangdong Economic Council, and the Turkey Economic Advisory Council. He was also a delegate to the World Economic Forum, Davos, Switzerland, from 2009 to 2013. He has not served as a director of any other publicly-traded company in the last five years.

Mr. Brutto’s significant strategic, operational, and financial leadership experience with a major global company, including the establishment of operations in 35 countries, along with his significant international business experience, brings valuable perspectives to our Board.

Susan Crown, 57, is the Chairman and CEO of Owl Creek Partners, LLC, a private equity firm, and Founder of Susan Crown Exchange Inc., a social investment organization. She served two terms as a Fellow of the Yale Corporation, is currently a Vice Chair of Rush University Medical Center, a director of CARE USA and Chicago’s Navy Pier. From 1984 to 2015, Ms. Crown served as Vice President of Henry Crown and Company, a business with diversified investments. Ms. Crown is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company. Ms. Crown has served as a director of ITW since 1994. Ms. Crown’s experience includes executive experience in diversified manufacturing, cellular phone, home furnishings and real estate businesses.

Ms. Crown’s long-standing board service at a global banking and financial institution and her extensive board service with many civic and not-for-profit organizations brings valuable perspectives to our Board.

James W. Griffith, 62, retired as President and Chief Executive Officer of The Timken Company, a manufacturer of bearings, alloy and specialty steels and components, having served in that capacity from 2002 to 2014. Previously, he served as President and Chief Operating Officer from 1999 to 2002. Mr. Griffith joined Timken in 1984, and held positions in various functional areas of Timken with increasing levels of responsibility, including purchasing and logistics, manufacturing and international operations. From 1996 to 1999, he led Timken’s automotive business in North America and Timken’s bearing business activities in Asia and Latin America. Prior to joining Timken, he held production and engineering positions at Martin Marietta, Bunker Hill Company and Homestake Mining Company. Mr. Griffith is currently a director of AB Volvo Sweden, a commercial transport solutions company, and has served as a director of ITW since 2012. He previously served as a director of The Timken Company and Goodrich Corporation, as well as a director of the US-China Business Council and a number of other industry and not-for-profit organizations.

Mr. Griffith’s extensive experience as Chief Executive Officer of a global industrial manufacturer, along with his international business and engineering experience, bring valuable perspectives to our Board.

Richard H. Lenny, 64, has served as non-executive Chairman of Information Resources, Inc., a privately held producer of market and shopper information, since 2013. He served as an operating partner with Friedman Fleischer & Lowe LLC, a private equity firm, from 2011 to August 2014, at which time he became a senior advisor. From 2001 through 2007 he served as Chairman, President and Chief Executive Officer of The Hershey Company, a manufacturer, distributor and marketer of candy, snacks and candy-related grocery products. From 1998 to 2000 he served as President, Nabisco Biscuit Company, and prior thereto he was President of Pillsbury, North America. He is also a director of Discover Financial Services, ConAgra Foods, Inc. and McDonald’s Corporation. Mr. Lenny has served as a director of ITW since 2014.

Mr. Lenny’s experience as Chief Executive Officer of a global Fortune 500 company and diverse board experience bring valuable perspectives to our Board.

Robert S. Morrison, 73, retired as Vice Chairman of PepsiCo, Inc., a beverage and food products company, having served in that position from 2001 to 2003. From 1997 to 2001, prior to its merger with PepsiCo, he was Chairman, President and Chief Executive Officer of The Quaker Oats Company. He also served as interim Chairman and Chief Executive Officer of 3M Company from June to December 2005. Mr. Morrison is currently a director of Aon Corporation, and was formerly a director of 3M Company and The Tribune Co. He has served as a director of ITW since 2003 and currently serves as our Lead Director.

Mr. Morrison’s experience as a former top executive of three global public companies and diverse board experience bring valuable perspectives to our Board.

E. Scott Santi, 54, has served as Chairman of ITW since May 2015 and as Chief Executive Officer since November 2012. He served as President and Chief Executive Officer of ITW from November 2012 to May 2015 and as President and Chief Operating Officer from October to November 2012. Prior thereto, Mr. Santi served as Vice Chairman from December 2008 to October 2012 and Executive Vice President from October 2004 to December 2008. He has served as a director of ITW since November 2012 and currently serves as a director of W.W. Grainger, Inc. He has not served as a director of any other publicly traded company in the last five years. Mr. Santi also has significant experience as a participating board member of a number of professional and not-for-profit organizations.

Mr. Santi’s deep understanding of the Company’s business operations, operating philosophy and culture, as well as his expertise in the application of ITW’s business model, bring indispensable perspectives to our Board.

James A. Skinner, 71, retired as Vice Chairman and Chief Executive Officer of McDonald’s Corporation, a global restaurant chain, having served in those positions from 2004 to June 2012. Previously, Mr. Skinner served as Vice Chairman from 2003 to 2004; as President and Chief Operating Officer of McDonalds’ Restaurant Group from February 2002 to December 2002; as President and Chief Operating Officer of McDonald’s-Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and as President of McDonald’s-Europe from 1997 to 2001. Mr. Skinner is currently the Executive Chairman of Walgreens Boots Alliance, and previously served as a director of Hewlett-Packard Company and McDonald’s Corporation. He has served as a director of ITW since 2005.

Mr. Skinner’s extensive experience as Chief Executive Officer of a major global corporation and diverse board experience bring valuable perspectives to our Board.

David B. Smith, Jr., 49, has served as Executive Vice President for Policy & Legal Affairs and General Counsel of Mutual Fund Directors Forum, a not-for-profit membership organization for independent investment company directors and an advocate on important policy matters, since 2005. From 1996 to 2005, Mr. Smith held several positions with increasing levels of responsibility at the Securities and Exchange Commission, serving as Associate Director, Division of Investment Management, from 2001 to 2005. Mr. Smith is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly-traded company in the last five years. Mr. Smith has served as a director of ITW since 2009.

Mr. Smith’s extensive legal and regulatory experience, along with his executive experience with a mutual fund industry organization, brings valuable perspectives to our Board. Mr. Smith is a nephew of Mr. Harold B. Smith, an emeritus director of ITW.

Pamela B. Strobel, 63, retired as Executive Vice President and Chief Administrative Officer of Exelon Corporation and President of Exelon Business Services Company, an electric and gas utility company, in October 2005, a position she had held since 2003, previously serving as Chairman and Chief Executive Officer of Exelon Energy Delivery from 2000 to 2003. Prior thereto, she served as Executive Vice President of Unicom and its chief subsidiary, ComEd, having joined ComEd as General Counsel in 1993. Ms. Strobel is currently a director of Domtar Corporation and State Farm Mutual Automobile Insurance Company and has not served as a director of any other publicly-traded company in the last five years. Ms. Strobel has served as a director of ITW since 2008.

Ms. Strobel’s executive and legal experience with a leading energy provider and other board experience bring valuable perspectives to our Board.

Kevin M. Warren, 53, has been the President, Commercial Business Group for Xerox Corporation, a global business services, technology and document management company, since January 2016 and previously served as the President, Industrial, Retail and Hospitality Business Group since January 2015. Since 1984, Mr. Warren has held a number of positions at Xerox with increasing levels of responsibility, including as President of Strategic Growth Initiatives for Xerox Corporation from January 2014 to January 2015; President of U.S. Client Operations for Xerox Corporation from June 2010 to December 2013; Chairman, President and Chief Executive Officer of Xerox Canada from 2007 to 2010; Senior Vice President, Acquisition Transition Office in 2007; and Senior Vice President, U.S. Eastern Sales, U.S. Solutions Group from 2004 to 2007. He also serves as a director of a number of professional, civic and not-for-profit organizations. Mr. Warren has served as a director of ITW since 2010 and has not served as a director of any other publicly-traded company in the last five years.

Mr. Warren’s significant strategic and operational leadership experience with a major global company, along with his significant international experience, brings valuable perspectives to our Board.

Anré D. Williams, 50, has been President, Global Merchant Service & Loyalty Group, of American Express Company, a global services company, since October 2015. From 2011 to 2015, Mr. Williams was President, Global Merchant Services. From 2007 to 2011, Mr. Williams was President, Global Commercial Card, of American Express. From 1989 to 2007, Mr. Williams held several positions at American Express, serving as Executive Vice President, U.S. Commercial Card, from 2003 to 2007; Senior Vice President, U.S. Middle Market, from 2000 to 2003; Vice President and General Manager, Western Region, Corporate Services, from 1999 to 2000; and Vice President, Acquisition and Advertising, from 1996 to 1999. Mr. Williams has served as a director of ITW since 2010 and is a former director of Ryerson Inc. Mr. Williams has not served as a director of any other publicly-traded company in the last five years.

Mr. Williams’ significant strategic and operational leadership experience with a major global financial services company, along with his global business experience, bring valuable perspectives to our Board.

The Board of Directors recommends a vote “FOR” the election of all of the above nominees.

Board of Directors and Its Committees

The Company’s Board of Directors met five times during 2015. In addition to these Board meetings, directors attended meetings of Board committees. Non-employee directors, all of whom are independent, met five times in regularly scheduled executive sessions in conjunction with regular Board meetings. Robert S. Morrison serves as Lead Director of the Board.

Role of Chairman and CEO

Pursuant to the Company’s Corporate Governance Guidelines, the Board examines whether the role of chairman and chief executive officer should be combined each time the Board elects a new CEO, and may determine to separate or combine the offices of chairman and CEO at such other times as it deems appropriate. E. Scott Santi was elected President and CEO in November 2012, and the Board decided to separate the roles of CEO and Chairman at that time. Given Mr. Santi’s successful transition into the CEO role and his deep knowledge and understanding of the Company’s business model, operations and culture, the Board determined that he is best positioned to lead the Board in its ongoing oversight of the Company’s operations and strategy. In May 2015, the Board elected Mr. Santi Chairman of the Board and CEO, and elected Robert S. Morrison, who was then non-executive Chairman, as lead director. The Board believes that this structure, which includes a strong, independent and highly experienced lead director with well-defined responsibilities, along with the Company’s experienced and engaged independent directors, provides effective oversight of the Company’s management. The Board simultaneously amended the Company’s Corporate Governance Guidelines to enhance the duties of the lead director. As amended, the Corporate Governance Guidelines state that the lead director will:

•	preside at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors;

•	act as a key liaison between the chairman and the independent directors;

•	have the authority to call meetings of the independent directors, when necessary;

•	approve meeting agendas, schedules and information sent to the Board;

•	communicate Board member feedback to the chairman after each Board meeting;

•	if requested by major stockholders, ensure that he or she is available for consultation and direct communication; and

•	perform such other duties as requested by the Board.

The Board of Directors has standing audit, compensation, corporate governance and nominating, finance, and executive committees. Under the terms of their respective charters, each member of the audit, compensation, and corporate governance and nominating committees must meet applicable New York Stock Exchange (“NYSE”) and SEC independence requirements. The Company strongly encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2015, all of the directors attended at least 75% of the meetings of the Board and the committees on which they serve.

Audit Committee

The Audit Committee is responsible for the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independence and performance of ITW’s independent registered public accounting firm, and the performance of the Company’s internal audit function. In addition, the Committee is responsible for the engagement of our independent registered public accounting firm and assists the Board with respect to matters involving and overseeing accounting, financial reporting and internal audit functions. Finally, the Audit Committee, on behalf of the Board of Directors, reviews and evaluates certain of our policies and practices with respect to risk assessment and risk management and steps taken by management to monitor and control such exposures. Additional information on the Committee and its activities is set forth under “Audit Committee Report” below.

Compensation Committee

The Compensation Committee establishes and oversees the Company’s executive compensation philosophy, programs and policies, including ensuring that executive compensation is aligned to Company and individual performance. The Compensation Committee recommends to the other independent directors compensation for the chief executive officer, reviews and approves the chief executive officer’s recommendations regarding the compensation of our other executive officers, and makes recommendations regarding new incentive compensation and equity-based plans or amendments to any existing plans. The Compensation Committee also is responsible for reviewing and evaluating risks arising from our compensation policies and practices and providing input to management on whether such policies and practices may have a material adverse effect on the Company.

Under its charter, the Compensation Committee may retain an independent compensation consultant or other advisors. The Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent consultant, as its independent advisor to review the Company’s overall executive compensation program, review the peer group of companies used by the Compensation Committee for comparison purposes and assess our compensation governance process. Based on representations from Cook and executive officers and directors of the Company, the Compensation Committee has determined that Cook and its individual compensation advisor to the committee are independent. See “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of the Compensation Consultant.”

Additional information on the Compensation Committee, its activities, its relationship with its compensation consultant and the role of management in setting compensation is provided under “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluations of the performance and procedures of the Board and individual directors; makes recommendations as to Board committees and Board size and makes a recommendation to the Board regarding the Board’s determination of director independence for the Board, the Audit Committee and the Compensation Committee. This committee also oversees and makes recommendations to the independent directors regarding non-employee director compensation. See “Corporate Governance Policies and Practices — Director Candidate Selection Process” below for a description of the director selection process.

Finance Committee

The Finance Committee reviews, evaluates and recommends management’s proposals to the Board relating to the Company’s financings and investments, and reviews and evaluates an annual summary of the funding and investment status of significant benefit plans sponsored by the Company globally. The Finance Committee also periodically reviews and evaluates the Company’s capital allocation strategy as well as risks arising from the Company’s investments, treasury function (such as derivatives and interest rates) and liquidity.

Executive Committee

The Executive Committee may act on behalf of the Board if a matter requires Board action between meetings of the full Board. The Executive Committee’s authority in certain matters is limited by law and our by-laws.

Committee Memberships

The following table shows the current committee memberships and the number of meetings held by each committee during 2015.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee	Executive Committee
Daniel J. Brutto	X			X
Susan Crown		X	X		Chair
James W. Griffith		X		X
Richard H. Lenny	X	X
Robert S. Morrison		X	Chair	X	X
E. Scott Santi					X
James A. Skinner		Chair	X	X	X
David B. Smith, Jr.	X			Chair
Pamela B. Strobel	Chair		X		X
Kevin M. Warren	X		X
Anré D. Williams	X	X
Fiscal 2015 meetings	4	4	3	3	0

Board’s Role in Risk Oversight

The Board of Directors is responsible for the overall risk oversight of the Company. The Board has delegated to the Audit Committee the responsibility to review and evaluate the Company’s overall financial and compliance risk policies and practices, has delegated to the Finance Committee the responsibility for the review and evaluation of risks relating to investments and other treasury functions, and has delegated to the Compensation Committee the responsibility for the review and evaluation of risks arising from the Company’s compensation policies and practices. The Compensation Committee also advises management on whether the Company’s compensation policies and practices may have a material adverse effect on the Company.

The Company has identified key business risks of the Company, including, but not limited to, legal/compliance/reputation, controllership/tax, key leader continuity/succession, supply chain integrity/continuity, and data security risks, and has established a formal process for continuous review of such risks. Certain risks are reviewed and discussed annually, while others are considered on a rotating basis. Company management routinely presents on these risks at meetings of the Company’s Board and Board committees, providing them with an opportunity to discuss the risks and the Company’s risk mitigation processes.

In instances where a particular committee reviews certain risks, that committee reports on those risks to the full Board on a regular basis. The Company believes that because each of these committees is comprised solely of independent directors, the Chairman and Chief Executive Officer of the Company is subject to the risk oversight of independent directors.

Corporate Governance Policies and Practices

General

We have long believed that good corporate governance is important to assure that the Company is managed for the long-term benefit of its stockholders. Accordingly, we continuously review our corporate governance policies and practices not only for compliance with applicable law, the rules and regulations of the SEC, and the listing standards of the NYSE, but also for good corporate governance principles and standards of behavior.

•	Our Statement of Principles of Conduct sets forth standards of conduct applicable to all employees and directors.

•	Our Global Anti-Corruption Policy provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws.

•	Our Code of Ethics sets forth standards of ethical dealing, disclosure and compliance applicable to our CEO, CFO, and all key financial personnel.

•	Our hedging policy for key employees and directors prohibits hedging the risk of ownership in ITW stock and prohibits pledging of ITW stock to secure payment obligations.

•	Our clawback policy provides for the recovery of incentive compensation payments from our senior officers in the event of an accounting restatement (whether or not based on misconduct) due to material noncompliance with financial reporting requirements.

•	Our Conflict Minerals Policy requires our suppliers to certify the origin of any tin, tantalum, tungsten and gold used in our products to assure that they are from conflict free sources if they originate within the Democratic Republic of Congo or its adjoining countries.

The Audit, Compensation and Corporate Governance and Nominating Committees each review their Committee charters annually and recommend that the Board of Directors approve any changes. We maintain a corporate governance section on our website that includes the charters of these committees, the Company’s Corporate Governance Guidelines, the Statement of Principles of Conduct (our code of business conduct and ethics for directors, officers and employees), the Global Anti-Corruption Policy and the Code of Ethics for the Chief Executive Officer and key financial and accounting personnel. In addition, we will promptly post any amendments to or waivers of the Code of Ethics on our website. You can find this and other corporate governance information at www.itw.com. We also will provide copies of this information upon request.

Shareholder Engagement

We believe regular, proactive communications with our stockholders to be in the long-term best interests of our company, and in 2015, we commenced a formal process for shareholder engagement on matters of corporate governance. We reached out to holders of approximately 50% of our shares to obtain feedback on corporate governance matters, including proxy access, executive compensation and any other matters of interest to our stockholders. We believe our outreach efforts were well received, and the feedback given about our corporate governance practices was positive. We plan to continue our shareholder outreach efforts as part of our regular investor communications.

In addition, we reached out to stockholders who submitted proposals for inclusion in our proxy statement to discuss their proposals. We shared feedback from these engagements with our board.

Communications with Directors

Stockholders and other interested parties may communicate with any of our directors, including Robert S. Morrison, our lead director, or with the independent directors as a group by sending an e-mail to

independentdirectors@itw.com or by writing to the independent directors as a group or to any of our directors c/o Illinois Tool Works Inc., 155 Harlem Avenue, Glenview, IL 60025, Attention: Secretary, with a designation on the outside of the envelope as a “Board Communication.” Relevant communications will be forwarded by the Secretary to the appropriate directors depending on the facts and circumstances outlined in the communication.

Board Independence

Our Corporate Governance and Nominating Committee conducts an annual review and makes a recommendation to the full Board as to whether each of our directors meets the applicable independence standards of the NYSE. In accordance with the NYSE listing standards, our Board of Directors has adopted categorical standards for director independence, including heightened standards applicable to members of our Audit and Compensation Committees. A copy of the Company’s Categorical Standards for Director Independence is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with the Company (directly, or as a partner, stockholder or officer of an organization that has a material relationship with the Company).

The Board has determined that each of the current directors, except E. Scott Santi, has no material relationship with the Company other than as a director and is independent within the meaning of the Company’s Categorical Standards for Director Independence and the listing standards of the NYSE. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances including that: (1) Ms. Crown and Mr. Smith serve as directors of Northern Trust Corporation and its subsidiary, The Northern Trust Company, with which the Company has a commercial banking relationship as described under “Certain Relationships and Related Party Transactions” below; (2) Messrs. Griffith, Lenny, Morrison and Skinner serve as directors of companies that have an existing customer or supplier relationship with the Company; (3) Ms. Crown and her immediate family members have direct and indirect interests in a company with which we conduct business; (4) Ms. Strobel serves as a director of two companies with which we conduct business, one of which owns approximately 6% of the Company’s common stock; (5) Mr. David B. Smith, Jr. is the nephew of Harold B. Smith, emeritus director of the Company; and (6) each of Messrs. Warren and Williams are officers of companies with which we conduct business. The Board has concluded that these relationships are not material and, therefore, do not impair the independence of these directors.

Director Qualifications

Our directors play a critical role in guiding the Company’s strategic direction and overseeing the management of the Company. Board candidates are considered based upon various criteria, such as their personal integrity and judgment, broad-based business and professional skills and experiences, global business and social perspective, and concern for the long-term interests of our stockholders. Although there is no specific policy regarding Board diversity, racial, ethnic and gender diversity are also important factors considered in the director selection process. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain a diverse board composed of highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. Of the eleven director nominees, two are women and two are minorities.

Board Evaluations

The Board of Directors and the Audit, Compensation, and Corporate Governance and Nominating Committees conduct annual self-evaluations that assess the effectiveness, processes, skills, functions and other matters relevant to the Board as a whole or to the particular committee. Results of the evaluations are summarized and discussed at board and committee meetings. In addition, the Board conducts a peer review evaluation whereby each board member evaluates the contributions of the other board members, and each director receives a summary of the results of the peer review regarding him or herself.

Director Candidate Selection Process

The Corporate Governance and Nominating Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific skills or simply to fill a vacancy on the Board. At that time the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board approval of the selected candidate(s).

Our bylaws permit any stockholder or group of up to 20 stockholders meeting our continuous ownership requirement of 3% or more of our common stock for at least 3 years to nominate a candidate or candidates for election and require us to include such nominees in our proxy statement and form of proxy. All such proxy access nominations must be accompanied by information about the nominating stockholders as well as the nominees and meet the requirements as specified in Article II, Section 12 of the Company’s by-laws. For a description of the process for submitting a director candidate through the use of proxy access, see “Questions and Answers about the 2016 Annual Meeting and Voting — How do I use proxy access to nominate a director candidate to be included in ITW’s 2017 Proxy Statement?”

Our by-laws also permit stockholders to nominate directors for consideration at an annual meeting of stockholders without requiring that their nominees be included in our proxy statement and form of proxy. The policy of the Corporate Governance and Nominating Committee is to consider such nominations as are properly submitted pursuant to Article II, Section 10 of the Company’s bylaws. Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend that candidate for nomination. For a description of the process for submitting a director candidate without proxy access, see “Questions and Answers about the 2016 Annual Meeting and Voting — How do I nominate a director candidate who would not be included in ITW’s Proxy Statement?”

Director and Officer Succession Planning

The Corporate Governance and Nominating Committee screens and recommends nominees for director to the full Board. It is responsible for reviewing the skills and characteristics required of Board members in the context of the current make-up of the Board. Its assessment includes the skills of board candidates, such as an understanding of technologies pertinent to the Company’s businesses, manufacturing, marketing, finance, regulation and public policy, international background and experience, age, diversity and ability to provide strategic insight and direction on the Company’s key strategic initiatives. After receiving recommendations for nominations from the Corporate Governance and Nominating Committee, the Board nominates or elects candidates for director.

In 2015, the Corporate Governance and Nominating Committee continued to evaluate the current make-up of the Board in light of the directors’ ages and experience. Pursuant to ITW’s Corporate Governance Guidelines, a director may not stand for re-election after his or her 75th birthday, except in rare circumstances approved by the Board. The Committee determined that it would be important to replace the skills that would be lost as certain directors approached retirement age and identified skills to supplement existing board experience. Specifically, the Committee identified corporate finance experience and experience as a current or former CEO of a global publicly-traded company as key attributes for future board candidates.

The Board recognizes that one of its most important duties is to ensure continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s CEO and the executive leadership team. In order to ensure that the succession planning and leadership development process supports and enhances ITW’s strategic objectives, the Board regularly consults with the CEO on the Company’s organizational needs, its leadership pipeline and the succession plans for critical leadership positions. On an annual basis, the Board also conducts a detailed review of executive succession plans, in addition to addressing the Company’s talent management initiatives and discussing individuals who are considered potential future senior executives of the Company. Similarly, leadership development, including succession planning, is a top priority of the CEO and the senior executive team.

Director Election

Our by-laws provide for the election of directors in uncontested elections by majority vote. Under this majority vote standard, each director must be elected by a majority of the votes cast with respect to that director. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In a contested election, directors will be elected by a plurality of the votes represented in person or by proxy at the meeting. An election is contested if the number of nominees exceeds the number of directors to be elected. Whether an election is contested or not is determined ten days in advance of when we file our definitive proxy statement with the SEC. This year’s election is uncontested, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director” until his or her successor is elected. Our Corporate Governance Guidelines, however, require any nominee for director who fails to receive a majority of the votes cast for his or her election to tender his or her resignation. The Corporate Governance and Nominating Committee of the Board will consider the resignation and recommend to the Board whether to accept or reject it. In considering the resignation, the Committee will take into account such factors as any stated reasons why stockholders voted against the election of the director, the length of service and qualifications of the director, the director’s contributions to the Company, and our Corporate Governance Guidelines. The Board will consider the Committee’s recommendation, but no director who failed to receive a majority of the votes cast will participate. We will disclose the results of the Committee’s review within 90 days of such annual meeting. At our 2015 Annual Meeting, each director received a majority of the votes cast for his or her election.

Director Compensation

Our directors receive retainer-only compensation with no fees for attending meetings, which is an expected part of board service. Our committee chairs and lead director receive additional retainers for their service in these capacities, and all board members receive an annual equity grant based on a fixed-value amount with immediate vesting that avoids entrenchment. Our directors’ compensation is compared to that of the same peer group of companies used for executive compensation comparisons. The Corporate Governance and Nominating Committee oversees and makes recommendations to the Board regarding non-employee director compensation based on comparisons of financial performance and median compensation levels of our peer group. Peer group directors’ compensation data is prepared by Frederic W. Cook & Co., Inc., the independent compensation consulting firm that advises the Compensation Committee.

Annual Fees

The following table shows the non-employee director compensation for 2015. Non-employee directors were given the opportunity to elect to receive all or a portion of their annual cash retainer, including chair fees, in an equivalent value of ITW common stock pursuant to our Long-Term Incentive Plan. The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the fair market value of ITW common stock on the date the fee otherwise would have been paid in cash.

Description	Amount
Annual Retainer	$135,000
Additional Committee Chair/Lead Director Retainers:
• Audit & Compensation Committee	$ 20,000
• Corporate Governance & Nominating; Finance	$ 15,000
• Executive Committee	$ 5,000
• Lead Director	$ 30,000

Annual Stock Grant	$125,000

Directors’ Deferred Fee Plan

Non-employee directors can defer receipt of all or a portion of their annual cash retainer, including chair fees, and/or stock grant until retirement or resignation. Deferred cash amounts are credited with interest quarterly at current rates. Cash fees may be deferred as cash or ITW common stock. If a director elects to defer receipt of any ITW common stock to be received in lieu of a cash payment and/or any portion of his or her stock grant, the deferred shares are credited as stock units to an account in the director’s name. The account receives additional credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock upon retirement, resignation or a corporate change (as defined in our Long-Term Incentive Plan), with any fractional shares paid in cash.

ITW Common Stock

The Company grants stock to its non-employee directors under our Long-Term Incentive Plan, which links this element of compensation to long-term performance. Under our director compensation program, non-employee directors serving in 2015 received an annual stock grant equivalent in value to approximately $125,000.

Director Compensation in Fiscal Year 2015

The following table summarizes the compensation for our non-employee directors who served during 2015.

Name	Cash Fees Paid or Deferred ($)(1)(2)	Stock Awards Issued or Deferred ($)(3)(4)	Total ($)
Daniel J. Brutto	$ 135,000	$124,984(5)	$ 259,984
Susan Crown	$ 140,000	$124,984(5)	$ 264,984
James W. Griffith	$ 135,000	$124,984(5)	$ 259,984
Richard H. Lenny	$ 135,000	$124,984(5)	$ 259,984
Robert S. Morrison	$ 204,808	$124,984(5)	$ 329,792
James A. Skinner	$ 155,000	$124,984(5)	$ 279,984
David B. Smith, Jr.	$ 148,166	$124,984	$ 273,150
Pamela B. Strobel	$ 155,000	$124,984(5)	$ 279,984
Kevin M. Warren	$ 135,000	$124,984(5)	$ 259,984
Anré D. Williams	$ 135,000	$124,984	$ 259,984

(1)	The following directors elected to convert some or all cash fees earned in 2015 into shares of ITW common stock and to defer receipt of those shares:

Name	Fees Deferred in 2015	Number of Shares Deferred in 2015
Richard H. Lenny	$135,000	1,441
Robert S. Morrison	$204,808	2,178
James A. Skinner	$155,000	1,655
Kevin M. Warren	$13,500	143

(2)	Cash fees include the $135,000 annual retainer, lead director fee and committee chair fees.

(3)	Each director serving in 2015 received an annual stock grant of 1,303 shares equivalent in value to approximately $125,000.

(4)	As of December 31, 2015, the directors’ phantom stock accounts had phantom stock unit balances as follows: Mr. Brutto, 1,090; Ms. Crown, 5,702; Mr. Griffith, 1,090; Mr. Morrison, 2,618; Mr. Skinner, 2,546; Mr. Smith, 1,158; Ms. Strobel, 1,221; Mr. Warren, 1,135; and Mr. Williams, 1,135. Phantom stock grants were discontinued in May 2012. Mr. Lenny, who joined the Board after that date, did not receive a phantom stock award.

(5)	These directors elected to defer receipt of their entire stock grant.

Ownership of ITW Stock

Directors and Executive Officers

The following table shows the amount of ITW common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group as of December 31, 2015, except as otherwise noted. The “named executive officers” as shown in the table are our Chief Executive Officer, our Chief Financial Officer, and the next three most highly-compensated executive officers who were serving at the end of the last fiscal year (based on total compensation, less the increase in pension value and nonqualified deferred compensation earnings). The “percent of class” calculation is based on 363,710,073 shares of ITW common stock outstanding as of December 31, 2015.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options and restricted stock units that are currently vested or that become vested within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2015. The granting of phantom stock units was discontinued in May 2012, so Mr. Lenny, who joined the Board after that date, was not awarded phantom stock units upon joining the Board. Phantom stock units are not transferable and have no voting rights. The units are payable in cash and are not included in the “percent of class” calculation.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Phantom Stock Units	Percent of Class
Directors (other than Executive Officers)
Daniel J. Brutto	9,744	(1)	1,090	*
Susan Crown	52,509	(2)	5,702	*
James W. Griffith	8,929	(3)	1,090	*
Richard H. Lenny	3,780	(4)	n/a	*
Robert S. Morrison	94,984	(5)	2,618	*
James A. Skinner	40,175	(6)	2,546	*
David B. Smith, Jr.	131,586	(7)	1,158	*
Pamela B. Strobel	27,592	(8)	1,221	*
Kevin M. Warren	14,451	(9)	1,135	*
Anré D. Williams	18,412		1,135	*
Named Executive Officers
E. Scott Santi	765,656	(10)	—	*
Michael M. Larsen	87,399	(11)	—	*
David C. Parry	328,404	(12)	—	*
Christopher A. O’Herlihy	170,335	(13)	—	*
Roland M. Martel	316,877	(14)	—	*
Directors and Executive Officers as a Group (23 Persons)	2,895,351	(15)	17,695	*

*	Less than 1%

(1)	Includes 2,139 deferred shares in lieu of director’s fees.
(2)	Includes (a) 4,000 shares owned by Ms. Crown’s spouse, which are pledged to secure bank borrowings, and as to which she disclaims beneficial ownership; (b) 4,000 shares held in trusts of which Ms. Crown’s children are beneficiaries, as to which she disclaims beneficial ownership; and (c) 7,923 deferred shares in lieu of director’s fees.
(3)	Includes 1,318 deferred shares in lieu of director’s fees.
(4)	Includes (a) 2,772 deferred shares in lieu of director’s fees; (b) 8 shares owned jointly with Mr. Lenny’s spouse; and (c) 1,000 shares as to which Mr. Lenny has shared voting and investment power, which shares are held as tenants in common with his spouse through trusts.
(5)	Includes 36,710 deferred shares in lieu of director’s fees.
(6)	Includes 27,817 deferred shares in lieu of director’s fees.

(7)	Includes (a) 102,901 shares owned jointly with Mr. Smith’s spouse, all of which are pledged to secure lines of credit; and (b) 15,517 shares held in trusts of which Mr. Smith’s children are beneficiaries, as to which he disclaims beneficial ownership.
(8)	Includes 18,587 deferred shares in lieu of director’s fees.
(9)	Includes (a) 1,463 deferred shares in lieu of director’s fees; and (b) 1,000 shares beneficially owned by Mr. Warren’s spouse.
(10)	Includes (a) 3,571 shares allocated to Mr. Santi’s account in the ITW Savings and Investment Plan; (b) 671,522 shares covered by options exercisable within 60 days; and (c) 35,573 performance restricted stock units which vest within 60 days.
(11)	Includes 73,399 shares covered by options exercisable within 60 days.
(12)	As of February 12, 2016, includes (a) 1,182 shares allocated to Mr. Parry’s account in the ITW Savings and Investment Plan; (b) 311,368 shares covered by options exercisable within 60 days; and (c) 15,810 performance restricted stock units which vest within 60 days.
(13)	Includes (a) 1,574 shares allocated to Mr. O’Herlihy’s account in the ITW Savings and Investment Plan; (b) 151,456 shares covered by options exercisable within 60 days; and (c) 5,797 performance restricted stock units which vest within 60 days.
(14)	Includes (a) 287,812 shares covered by options exercisable within 60 days; and (b) 6,588 performance restricted stock units which vest within 60 days.
(15)	Includes (a) 2,217,426 shares covered by options exercisable within 60 days; (b) 92,016 restricted stock units and performance restricted stock units which vest within 60 days; and (c) 106,901 shares pledged as security prior to April 1, 2013.

Other Principal Stockholders

The following table shows, as of December 31, 2015, the only stockholders that we know to be beneficial owners of more than 5% of ITW common stock. The “percent of class” calculation is based on 363,710,073 shares of ITW common stock outstanding as of December 31, 2015. See “Certain Relationships and Related Party Transactions” for a description of the commercial banking services provided by The Northern Trust Company and its subsidiaries to the Company and the amount paid by the Company for these services.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
The Northern Trust Company	41,909,994	(1)	11.5%
50 South LaSalle Street
Chicago, IL 60603
State Farm Mutual Automobile Insurance Company	23,310,617	(2)	6.4%
Investment Dept. E-9 One State Farm Plaza
Bloomington, IL 61710
The Vanguard Group	19,967,893	(3)	5.5%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 41,909,994 shares. They have sole voting power with respect to 14,121,001 shares and shared voting power with respect to 26,635,062 shares. They have sole investment power with respect to 3,275,149 shares and shared investment power with respect to 32,509,000 shares. The information above regarding number of shares was provided in a Schedule 13G/A filed with the SEC on February 12, 2016. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 24,069,835 shares, resulting in aggregate holdings by The Northern Trust Company of 65,979,829 shares, or 18.1%.

(2)	State Farm Mutual Automobile Insurance Company has sole voting and investment power with respect to 23,154,700 shares and shared voting and investment power with respect to 155,917 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G filed with the SEC on February 2, 2016.
(3)	The Vanguard Group has sole voting power with respect to 603,742 shares, sole investment power with respect to 19,321,630 shares and shared investment power with respect to 646,263 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G filed with the SEC on February 11, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us during fiscal 2015 and written representations from executive officers and directors, we believe that all filing requirements were timely met during 2015, except that the account manager of Mr. Santi’s discretionary account inadvertently purchased 11 shares of the Company’s common stock on February 11, 2015. This purchase was reported on a Form 4 filed on November 12, 2015. In addition, four gifts of ITW shares that occurred in 2012, 2013 and 2014 were not reported by Harold B. Smith, Emeritus Director, after he retired from our board of directors. These gifts were reported on February 12, 2016.

Availability of Form 10-K and Annual Report

The Company is providing its annual report and its Annual Report on Form 10-K to stockholders who receive this proxy statement. The Company will provide copies of these reports to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement, the annual report and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available without charge upon written request to Illinois Tool Works Inc., 155 Harlem Avenue, Glenview, IL, 60025, Attention: Secretary. You may also review the Company’s SEC filings by visiting the Company’s website at www.itw.com.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides detailed information about ITW’s 2015 compensation programs, policies and practices, as well as the principles and philosophy utilized by the Compensation Committee (the “Committee”) regarding these programs for the named executive officers (“NEOs”) in the Summary Compensation Table. For 2015, our NEOs are:

•	E. Scott Santi, Chairman & Chief Executive Officer
•	David C. Parry, Vice Chairman
•	Christopher A. O’Herlihy, Vice Chairman
•	Michael M. Larsen, Senior Vice President, Chief Financial Officer
•	Roland M. Martel, Executive Vice President

2015 Company Performance

In 2015, ITW delivered strong financial performance in a challenging macro-economic environment. We successfully leveraged the ITW Business Model to increase earnings per share 10 percent, 19 percent excluding the $0.41 impact of foreign currency translation. We improved operating margin by 150 basis points to an all-time high of 21.4 percent, and increased after-tax return on invested capital to a record 20.4 percent.

ITW’s differentiated Business Model and our diversified portfolio of seven industry-leading businesses generate excellent free cash flow and our balance sheet is strong. In 2015, we invested approximately $560 million in our businesses for growth and productivity, and returned more than $2.7 billion to stockholders in the form of dividends and share repurchases. In 2015, we increased the ITW dividend by 13.4 percent.

In 2015, we began our pivot to focus on our organic growth agenda, and we made meaningful progress, with 60% of the Company’s revenues achieving “ready to grow” status and 45% growing at an average of 6% in 2015.

We continue to execute the various elements of our Enterprise Strategy in a well-planned and logical sequence as we position ITW to deliver solid growth with best-in-class margins and returns.

We began the process of transitioning the Company onto our current strategic path in 2013, and since then Total Shareholder Returns have averaged 19 percent per year, exceeding our long-term goal. In addition, since the launch of our Enterprise Strategy, our operating margin and after-tax return on invested capital metrics have improved by more than 500 basis points to best-in-class performance.

We believe that each element of our compensation structure plays an integral role in motivating our employees to maximize the performance potential of ITW.

• 2015 operating margin of 21.4 percent reached an all-time high for the Company, an improvement of 550 basis points* since the launch of the Company’s Enterprise Strategy

• 2015 after-tax ROIC* also reached an all-time high of 20.4 percent*, improving 590 basis points* since 2012

• Earnings per share increased 10 percent and, excluding the $0.41 impact of currency translation, would have grown 19 percent in 2015

• Total operating revenue decreased 7.4 percent, primarily due to the impact of unfavorable currency translation (6.8 percent)

• Strong free cash flow generation of $2.0 billion, or 106 percent* of net income, in 2015

* See Appendix B for information regarding non-GAAP measures.

Executive Compensation Highlights

Compensation Philosophy

Philosophy	Key Components

Our executive compensation philosophy is designed to deliver competitive total compensation, upon the achievement of individual and business performance objectives, which will attract, motivate and retain leaders who will drive the creation of stockholder value.

Target total compensation is based on the median of our peer group and relevant external market data. Actual compensation is determined by achievement of results based on our goals aligned to ITW’s Enterprise Strategy.

Individual executive compensation is then established based on an executive’s scope of responsibility, impact on profitable growth, individual performance and breadth of experience.
Pay-for-performance through short- and long-term incentives links compensation to Company and business segment performance. This “pay-at-risk” aligns executive and stockholder interests to help ensure the short- and long-term growth and health of ITW.

Compensation Objectives

We emphasize a total compensation approach in establishing individual executive compensation levels with each element of compensation serving a specific purpose. In addition to paying a competitive base salary, we use a mix of different performance-based elements of compensation that reward different aspects of both Company and individual performance. Our 2015 executive compensation program consists primarily of three compensation elements: fixed (base salary), variable (annual cash incentives and long-term incentive compensation including stock options, performance-based restricted stock units (PRSUs) and performance cash awards), and retirement and change-in-control benefits, as illustrated below:

2015 Compensation Elements

	Compensation Element	Form	Objective	Alignment of Stockholder Value Creation
FIXED	Base Salary	Cash	Market competitive to attract and retain highly qualified leaders Reflective of individual performance, experience and scope of responsibility
VARIABLE	Annual Executive Incentive Plan (“EIP”)	Cash	Motivate executives to achieve annual Company and business segment performance	For 2015, focused on diluted income per share from continuing operations (“EPS”), business segment operating income growth and individual objectives designed to deliver strategic business imperatives
	Stock Options	Equity	Long-term decisions that focus on long-term stockholder value Reward executives for delivering on the Company’s long-term performance goals	Award value based on sustained long-term growth in ITW stock
	Performance-based RSUs (“PRSUs”)	Equity		Use EPS metric and payout based on sustained long-term growth in ITW stock price
	Long-Term Incentive Cash (“LTI Cash”)	Cash		Financial metrics align with ITW’s Enterprise Strategy and progress towards the Company’s stated long-term performance goals
RETIREMENT AND CHANGE-IN - CONTROL BENEFITS	Savings & Investment Plan-401(k)	Cash	Retirement savings in both qualified and nonqualified plans aligned with market practices Nonqualified plan allows contributions for those exceeding the IRS limits
	Nonqualified Deferred Compensation Plan	Cash
	Change-in-Control Severance Policy	Cash/ Equity	Provides compensation in the event of a termination after a change-in-control	Allows senior executives to make decisions in the best interests of the Company and its stockholders

Ongoing Best Practices

We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy and the interests of our stockholders. In this regard, our 2015 compensation program reflects the following:

What We Do		What We Don’t Do
✓	We maintain a Compensation Recovery Policy (“clawback policy”) requiring the reimbursement of incentives if a material financial restatement is required	✗	We do not provide executives with employment agreements
✓	We have stock ownership guidelines linking the interests of long-term stockholders to our executives and mitigating compensation-related risk	✗	We do not provide perquisites or gross ups as part of our change-in-control agreements
✓	The Compensation Committee engages an independent compensation consultant who advises the Committee on regulatory and other current trends and key developments in executive compensation	✗	We do not allow share repricing within our stock option plan
✓	We conduct an annual review of the performance of the CEO as well as the other NEOs	✗	We prohibit officers, directors, and employees from hedging, making new pledges, short selling or publicly trading options involving ITW common stock
✓	We hold an annual advisory vote for our stockholders to review and approve our executive compensation programs	✗	We do not allow immediate vesting of equity awards that are continued or replaced upon a change-in-control; all such awards allow only double-trigger vesting (change-in-control and termination)

Say On Pay Voting Results

The Committee considered the 96.9% approval by our stockholders of the compensation of our NEOs in 2015, and determined that no particular adjustments to our executive compensation practices were necessary as a result of the Say on Pay vote.

Overview of Key Compensation Decisions

The following describes significant actions and changes to our executive compensation practices for the NEOs. We believe these practices reflect good corporate governance in our compensation policies while continuing to recognize and reward superior Company, business segment and individual performance.

●	Annual Executive Incentive Plan (“EIP”)

¡	The EIP awards for 2015 were based 80% on the Financial Performance Component and 20% on Individual Objectives, which is consistent with the prior year’s annual incentive plan design. The 2015 Financial Performance Component for corporate executives was based 100% on Company EPS performance and for operating executives was based 50% on Company EPS and 50% on the operating income of their respective business segments. The payout range of the EIP is 0% to 200% of target. In 2015, EIP was earned at an average of 116% of target for the NEOs.

¡	For 2016, we are changing the performance measures for EIP by eliminating the Individual Objectives component. Instead, EIP awards in 2016 will be based solely on the achievement of financial results, including operating income (60% of the target) and organic revenue growth (40% of the target), which are two critical financial performance metrics aligned with ITW’s next phase Enterprise Strategy performance goals.

●	Long-Term Incentives

¡	Weightings of the long-term incentive award components in 2015 remained the same as 2014. The weighting for the CEO was 40% stock options, 30% PRSUs and 30% LTI Cash, and the weighting for the other NEOs was one-third each for stock options, PRSUs and LTI Cash.

¡	The financial measures for the 2015-2017 LTI Cash award remained the same as 2014. The weighting of the financial measures for this performance period is one-third for each of the following financial metrics: operating margin; ROIC; and organic revenue growth.

¡	PRSUs for the 2013-2015 performance period were earned at 100% of target, and LTI Cash for the 2013-2015 performance period was earned at 91% of target.

¡	With organic revenue growth becoming a key component of EIP for 2016, EPS will now be a performance measure in the 3-year LTI Cash plan. The long-term incentive metrics for the 2016 LTI Cash plan will be EPS, operating margin, and ROIC, with each of the three metrics equally weighted.

2015 Target Compensation

Our target total compensation (base salary, EIP, and long-term incentives) is intended to create a strong correlation between the executive’s compensation and enterprise and/or business segment performance. The compensation elements based on corporate or business segment performance include EIP, LTI Cash and equity incentives. Ninety-one percent of 2015 total compensation for the CEO is tied to performance, with 54% in the form of equity and 37% performance cash awards. Eighty-one percent of 2015 total compensation for the other NEOs (on average) is tied to performance, with 42% delivered through equity awards and 39% in the form of performance cash awards. Our equity and long-term cash awards have multi-year vesting schedules to align the interests of our executive officers with the long-term interests of our stockholders. The following charts illustrate the allocation of our target total compensation opportunity for 2015 between fixed (base salary) and variable (EIP and long-term incentives) components.

Total target compensation as used in the charts above is the sum of base salary, target EIP and the grant date fair value of LTI Cash and equity incentives.

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee conducts an annual review of ITW’s practices and the compensation of our executive officers to ensure:

•	The elements of the total compensation package are aligned with the market to attract and retain the caliber of talent required to deliver on our business strategies;

•	Compensation decisions are meaningfully differentiated to appropriately reflect the contributions of our highest performers; and

•	Our incentive programs drive performance aligned with our Enterprise Strategy and the Company’s culture and values.

In making its executive compensation decisions and recommendations, the Committee is guided by the following factors:

•	Our compensation philosophy;

•	Compensation comparisons from a peer group of diversified multinational industrial companies with similar size, value, and complexity; and

•	Management’s contribution to our short- and long-term goals based on profitable growth and strong returns on capital.

In addition, the Committee engaged an independent advisor, Frederic W. Cook & Co., Inc. (“Cook”), to work directly on its behalf and in cooperation with management to review ITW’s executive compensation program, confirm appropriateness of our peer companies, and assess our compensation governance process.

See “Board of Directors and Its Committees — Compensation Committee” under “Proposal 1 —Election  of Directors” for more information about the function of the Compensation Committee.

Role of the Compensation Consultant

As previously stated, the Committee has engaged Cook as its independent compensation consultant. In 2015, Cook conducted a marketplace review of the compensation we pay to our executive officers. Cook provided the Committee with relevant market data, including a review of our pay and performance and that of our peers, reviewed the peer companies we use for comparison purposes, and benchmarked our compensation against our peer companies. Cook also assisted the Committee with its assessment of compensation-related risk.

Based on its consideration of factors under NYSE listing standards, the Committee concluded that the work performed by Cook and its senior advisor involved in the engagement did not raise any conflict of interest.

Risk Assessment

The Committee, together with management and our independent compensation consultant, annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on this assessment, the Committee concluded that our 2015 compensation programs do not create risks that are reasonably likely to have a material adverse effect on ITW. In making this determination, the Committee reviewed the key design elements of our compensation programs, as well as the means by which any potential risks may be mitigated.

Peer Companies

The Committee has identified a group of comparable companies, which we refer to as the peer group,

to benchmark executive compensation and provide

competitive market data to be used in establishing and recommending each element of compensation. The peer group is reviewed annually by the Committee with assistance from Cook. In addition, the Committee refers to market data based on manufacturing companies within the Aon Hewitt TCM Online Executive survey using regression analysis and tabular long-term incentive data and Mercer Executive Compensation survey with a revenue range of $5 billion to $20 billion for corporate executives and $1.2 billion to $1.375 billion for the operating executives.

Peer Group Selection Criteria:

•   U.S. publicly traded companies from ITW’s same and related industries, identified based on Standard & Poor’s Global Industry Classification Standard (GICS) codes;

•   Companies with one-fourth to four times our revenue and market cap with broadly similar businesses and pay models;

•   Companies that compete for the same customers with similar products and/or services; and

In connection with its annual review in 2015, the Committee removed TRW Automotive from the	• Companies with whom we may compete for executive talent.

Company’s peer group as it was acquired by ZF Friedrichshafen AG and is no longer a free-standing public company. In addition, the Committee added Stanley Black & Decker in consideration of the company meeting the recommended size criteria, listing ITW as a peer, and its inclusion in ITW’s Institutional Stockholder Services peer group. For 2015, the Committee identified the following 19 companies to be used as the Company’s peer group:

3M Company	Dover Corporation	Johnson Controls, Inc.
BorgWarner Inc.	E. I. du Pont De Nemours and Company	Masco Corporation
Caterpillar Inc.	Eaton Corporation plc	Parker-Hannifin Corporation
Cummins Inc.	Emerson Electric Co.	PPG Industries, Inc.
Danaher Corporation	Honeywell International Inc.	Pentair plc
Deere & Company	Ingersoll-Rand plc	Stanley Black & Decker, Inc.
Textron Inc.

At the time of the Committee’s review, the revenue median of the peer group was $19.6 billion based on the latest four quarters, and the median market cap was $31.2 billion, versus $14.3 billion and $34.5 billion, respectively, for ITW.

The nature of our decentralized and diverse lines of business presents challenges in identifying similar organizations for comparison purposes; however, we believe that the peer group selected provides relevant comparisons.

Compensation Decisions and Individual Compensation Levels

On an annual basis, the CEO reviews the total compensation of the executive officers and makes recommendations to the Committee based on his assessment of each executive’s individual performance and the peer group compensation information. The Committee makes recommendations to the independent directors regarding the CEO’s compensation based on an assessment of the CEO’s performance and market data. There are no material differences in the policies and decision processes used in setting compensation for the CEO and the other NEOs. However, the different levels of compensation for the NEOs as shown in the Summary Compensation Table of this proxy statement reflect internal factors such as each executive’s scope of responsibility, impact on profitable growth and breadth of experience, as well as external market data from the peer group.

Components of the 2015 Executive Compensation Program

Base Salary

In determining base salary, the CEO and the Committee consider the size and scope of the executive officers’ responsibilities, experience, performance, and the median base salary of similar positions at our peer group companies. The Committee believes that median base salary is an appropriate general reference point to use for encouraging solid performance. Base salaries are reviewed annually, and adjustments are intended to recognize performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility.

In February 2015, the Compensation Committee reviewed Mr. Santi’s performance and approved a base salary increase to $1,166,000 from $1,100,000 (6%). For the other NEOs, the Committee approved recommended base pay increases that ranged between 3.8% and 6%. These base salary increases were effective March 2, 2015. Effective August 7, 2015, Mr. O’Herlihy was promoted to Vice Chairman and received a base salary increase of 20.8% to $610,000 and an EIP target bonus change from 80% to 90%.

Annual Executive Incentive Plan

We believe that executives generally should be rewarded for contributions to overall financial success measured by income growth of the Company as a whole and, if applicable, the business segment he or she leads. Achieving our annual financial objectives is important to executing our current Enterprise Strategy objectives and delivering long-term value to stockholders.

The Committee determines and recommends for approval by the independent directors the annual incentive award amount for the CEO. The Committee considers recommendations from the CEO and approves EIP awards for our other NEOs.

For 2015, the EIP was composed of two elements for our NEOs: Financial Performance Component (80%) and Individual Objectives (20%). The Financial Performance Component weighting for the CEO, Vice Chairmen, and CFO was based 100% on year-over-year growth in EPS to be aligned with our stockholders’ interests. For operating executives, the weighting of the Financial Performance Component was based 50% on EPS performance and 50% on the business segment’s operating income growth. These weightings are intended to emphasize financial performance while also reinforcing the operating executive’s support for Company-wide strategy and objectives.

The Financial Performance Component was recommended by management and approved by the Committee at the start of the 2015 performance year. The Individual Objectives for the CEO were established by the Committee, and the Individual Objectives for each of the other NEOs were recommended by the CEO and also approved by the Committee at the start of the 2015 performance year. The Committee has the discretion to make adjustments in the calculation of financial performance to eliminate factors beyond the control of management and to eliminate possible disincentives to act in the long-term best interests of the Company and our stockholders.

2015 EIP Financial Performance Component

For 2015, executive officers were eligible to earn a payment under the Financial Performance Component according to the performance scales below.

2015 EIP Performance Targets

	Performance Goal (Company EPS)	Performance Goal (Segment Operating Income)	Payout (as a % of Target)
Maximum	120%	116%	200%
Target	110%	106%	100%
Threshold	90%	85%	50%

The following table shows the actual goal achievement of the Financial Performance Component for the NEOs:

2015 EIP Performance Achievement

Named Executive Officer	2014 Company EPS or Segment Income Levels	2015 Company EPS or Segment Income Levels	% of Achievement (By Group)	Financial Perf. Component (% of Target) (By Group)	Final Financial Perf. Component %
E. Scott Santi	$4.67	$5.13	109.9%	99.8%	99.8%
Michael M. Larsen	$4.67	$5.13	109.9%	99.8%	99.8%
David C. Parry	$4.67	$5.13	109.9%	99.8%	99.8%
Christopher A. O’Herlihy(1)	$480M	$539M	112.4%	163.6%	117.9%
Roland M. Martel(2)	$584M	$650M	111.3%	152.6%	126.2%

(1)	Mr. O’Herlihy was promoted to Vice Chairman effective August 7, 2015. The financial portion of his EIP was based 50% on operating income of the Food Equipment Group and 50% on Company EPS from January 1, 2015 through August 6, 2015, and from August 7, 2015 through December 31, 2015, was based 100% on Company EPS.

(2)	The Final Financial Performance Component award percentages shown in the last column above for Mr. Martel combine the achievement level for his business segment with that of Company EPS.

2015 EIP Individual Objectives

In early 2015, each NEO prepared his proposed Individual Objectives. Each NEO, other than Mr. Santi, discussed his proposed objectives and weightings with Mr. Santi, who used his judgment of each executive’s role and responsibilities, as well as the strategic goals of the Company, to review and approve the objectives before recommending them to the Committee. The Committee reviewed these recommendations with Mr. Santi prior to final approval. Mr. Santi discussed his proposed Individual Objectives for 2015 directly with the Committee. The Committee used its judgment and understanding of the strategic goals of the Company to review and approve the Individual Objectives for Mr. Santi for 2015.

The Individual Objectives for Mr. Santi and the other NEOs that were approved by the Committee include: (1) begin to transition the Company to focus on organic revenue growth; (2) continue to enhance the quality of ITW Business Model practice across the Company; (3) continue the strong execution of Enterprise Strategy initiatives; and (4) successfully implement talent management initiatives.

Following the end of the year, each NEO submitted a written self-appraisal with his assessment of his achievement of these objectives. Mr. Santi reviewed the self-appraisals of the NEOs (other than himself) and had collaborative discussions with each of these executives. Mr. Santi used his judgment of each NEO’s performance against the objectives, considering completion of objectives and the quality of the work performed, to reach his assessment of the overall achievement level prior to submitting his recommendations for approval by the Committee. The Committee reviewed Mr. Santi’s self-appraisal for 2015 and used its judgment of his performance against his objectives to reach its assessment of his overall Individual Objective achievement level. The independent directors approved the Committee’s recommendation.

Based on the Committee’s determination of achievement of Mr. Santi’s 2015 Individual Objectives, and upon Mr. Santi’s recommendations for the other NEOs, the following Individual Objective achievement percentages were assigned: 150% for Mr. Santi, 150% for Mr. Larsen, 150% for Mr. Parry, 150% for Mr. O’Herlihy, and 130% for Mr. Martel.

2015 Annual Cash Incentive Total Payouts

The total 2015 payouts to the NEOs ranged from 110% to 127% of target award level, and were determined as follows:

Named Executive Officer	Award Target	Year-End 2015 Salary	Final Finl. Perf. Comp Award (% of Target)	Finl. Perf. Amount	Final Ind. Obj. Award (% of Target)	Ind. Obj. Amount	Total Award(1)	Total Award as a % of Target
E. Scott Santi	150%	$1,166,000	99.8%	$1,396,402	150%	$524,700	$1,921,102	110%
Michael M. Larsen	90%	$679,250	99.8%	$488,082	150%	$183,398	$671,479	110%
David C. Parry	90%	$744,458	99.8%	$534,938	150%	$201,004	$735,941	110%
Christopher A. O’Herlihy (2)	84%	$610,000	117.9%	$483,613	150%	$153,769	$637,382	124%
Roland M. Martel	80%	$537,601	126.2%	$434,209	130%	$111,821	$546,031	127%

(1)	These amounts are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The award payout is calculated as a percent of base salary.
(2)	Mr. O’Herlihy was promoted to Vice Chairman effective August 7, 2015. The financial portion of his EIP was calculated based 50% on operating income of the Food Equipment Group and 50% on Company EPS from January 1, 2015 through August 6, 2015, and from August 7, 2015 through December 31, 2015, was based 100% on Company EPS. Individual Objectives were 20% of the EIP for the entire performance period.

Long-Term Incentives

The value of the overall long-term incentive award to the

CEO is determined by the Committee, subject to approval by the independent directors. Awards to the other NEOs are recommended by the CEO to the Committee for approval.

The key factors in determining the awards have been the executive’s position, performance, potential to contribute to the long-term success of the Company, breadth of experience and prior awards. In addition, although we generally do not establish any specific target or prescribed value in relation to peer groups, comparisons are made to long-term incentive levels in the peer group compensation data.

We believe that ensuring the long-term growth and profitability of the business is a primary management responsibility. Therefore, a significant portion of an executive officer’s compensation should be directly linked to key metrics that consider the long-term perspective, such as EPS, ROIC, operating margin, organic revenue growth and ITW’s stock performance over time.

For 2015, our NEOs received stock options, PRSUs, and LTI Cash awards. We believe that stock options are an effective incentive because they directly align the interests of the executives with those of our stockholders, as an unexercised stock option has no realizable value if our stock price falls below the exercise price, while the value increases along with increases in our stock price above the exercise price. The stock option awards are combined with PRSUs and LTI Cash to more closely align long-term incentives with our Enterprise Strategy objectives and increase emphasis on key financial performance metrics. The weightings of the total target values of the 2015 long-term incentive equity and cash awards were as follows:

2015 Long-Term Incentive Award Weightings

Position	Stock Options (%)	PRSUs (%)	LTI Cash (%)
CEO	40.0%	30.0%	30.0%
Other Named Executive Officers	33.3%	33.3%	33.3%

The Committee has established specific vesting and expiration provisions associated with termination of employment due to death, disability and retirement, as defined in the applicable awards, and forfeiture provisions upon other termination of employment. The Committee, in its sole discretion, may deem a long-term incentive award, whether vested or unvested, to be immediately forfeited if the recipient competes with the Company, engages in gross misconduct or conduct that is against the business interests of the Company, or divulges confidential information about the Company to others.

2015 Stock Option Awards

The 2015 stock options vest in equal installments over a four-year period ending in 2019. Stock options are awarded with an exercise price equal to the fair market value of the common stock on the date of grant and normally expire ten years after the award date. We currently award only non-qualified stock options because we believe that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to the NEOs of incentive stock options.

2015 Performance-Based RSU Awards

PRSUs vest three years from the date of award, subject to the achievement of the performance goal set at the beginning of the performance period. PRSUs are awarded based on the fair market value of one share of ITW common stock on the date of award. The payout range is 10% to 100% of the target award.

For PRSUs awarded in 2015, the performance goal is based on cumulative EPS from continuing operations over a three-year performance period (2015 through 2017) based on a sliding scale. The target/maximum is $10.90 cumulative EPS over the three-year performance period, and the achievement of the target/maximum will result in a payout of the maximum number of shares subject to the PRSU. If less than $8.90 cumulative EPS is achieved, none of these PRSUs will vest. If EPS growth is at or above the $8.90 threshold but below the $10.90 target/maximum, the awards will vest in proportion to the level of EPS achieved.

2015 Long-Term Incentive Cash Awards

In February 2015, our NEOs received an annual LTI Cash award with a three-year performance period.

The goals for the 2015 LTI Cash awards are equally weighted and based on operating margin, ROIC and organic revenue growth. The payout at the end of the performance period will be based on the following sliding payout scale:

2015 LTI Cash Payout Scale

	Operating Margin	After-tax ROIC	Organic Revenue Growth	Payout (as a % of Target)
Maximum	22%	20%	5%	150%
Target	20%	18%	3%	100%
Threshold	18%	16%	1%	50%

Note: Calculated using a simple average for each metric based on each year’s results.

2013 Long-Term Incentive Cash Award Payouts

The LTI cash award granted in 2013 under the Company-wide Growth Plan in effect at that time (with a three-year performance period ended December 31, 2015) was based 40% on operating margin, 30% on ROIC and 30% on revenue growth (calculated using a simple average as reported in our financial statements as of the time financial results for each year were publicly released).

Percentage Payout of 2013 LTI Cash Awards

Metric	2013	2014	2015	Achieve- ment	Payout (% of Target)
Operating Margin	17.8%	19.9%	21.4%	19.7%	142.5%
ROIC	16.3%	18.9%	20.4%	18.5%	113.3%
Revenue Growth	1.9%*	2.5%	-7.4%	-1.0%	0.0%
Total					91.0%

*	After excluding revenues of $921 million in 2012 related to our former Decorative Surfaces Segment, which was divested in 2012.

The following table shows the individual payout level by NEO:

Payout Amounts of 2013 LTI Cash Awards

Named Executive Officer	Award Target	Final Performance Achievement	Final Payout
E. Scott Santi	$2,250,000	91%	$2,047,500
Michael M. Larsen	*	*	*
David C. Parry	$1,000,000	91%	$910,000
Christopher A. O’Herlihy	$366,667	91%	$333,667
Roland M. Martel	$416,667	91%	$379,167

*	Mr. Larsen joined the company in late 2013 and did not receive an LTI Cash award in 2013.

Timing of Long-Term Incentive Awards

The Committee meets in February of each year following the Company’s public release of its earnings results for the recently completed fiscal year to consider and act with respect to long-term incentive awards for the executive officers. Long-term awards are made in compliance with the Long-Term Incentive Plan, including the requirement that stock options may not be awarded at less than 100% of the fair market value of ITW’s common stock on the date of award. The exercise price of the awards is based on the closing price of ITW’s stock on the date of award. We do not time awards for the purpose of enhancing the value of executive compensation.

Executive Compensation Policies and Guidelines

Stock Ownership Guidelines and Hedging Policy

We believe that stock ownership is important because it aligns the interests of our management and directors with those of our stockholders. Because of the importance of stock ownership, the Board of Directors and the Committee have adopted stock ownership guidelines for executive officers and directors. Beginning in 2015, the required ownership level for the Chief Financial Officer was increased from two times salary to three times salary. The 2015 guidelines for stock ownership as a multiple of executive officers’ base salaries and of directors’ annual retainers are as follows:

Title	Guideline
Chief Executive Officer	6 times salary
Vice Chairmen, Executive Vice Presidents, and Chief Financial Officer	3 times salary
Senior Vice Presidents	2 times salary
Non-employee Directors	5 times annual retainer

The Committee expects that an executive officer or non-employee director will achieve the applicable ownership level within five years. The achievement of these guidelines is reviewed annually. The Board believes that its stock ownership guidelines are appropriate, reasonable and attainable given the responsibilities and compensation levels of our executive officers and directors and has not deemed it necessary to impose a holding period requirement for shares owned by our executive officers and directors.

All NEOs and directors who have been in their positions for five or more years have met or exceeded the applicable stock ownership guideline.

All recipients of Company equity-based awards, which include key employees and all officers and directors, are subject to our policy against options trading and short sales of ITW stock, as well as trading in derivatives linked to Company stock. In addition, since April 2013, our employees (including NEOs) and non-employee directors are prohibited from pledging Company stock.

Compensation Recovery Policy

We maintain a Compensation Recovery Policy (a “clawback policy”) applicable to all executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934. Under the policy, the Committee will seek reimbursement of incentives paid to executive officers where the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement due to material non-compliance of the Company with any financial reporting requirement under the U.S. securities laws. The reimbursement amount is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results. Further, following a material restatement of our financial statements, we will seek reimbursement of compensation and profits from trading in Company stock received by our CEO and CFO to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

Deductibility

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to the NEOs. Performance-based compensation, as defined in the regulations under Section 162(m), is exempt from this limit. In 2011, our stockholders approved the 2011 Cash Incentive Plan to provide a means to pay performance-based short and long-term incentive cash compensation that qualifies for the exemption under Section 162(m). Executives whose compensation may be subject to the limits of 162(m) initially receive annual and long-term cash incentive awards pursuant to the 2011 Cash Incentive Plan subject to performance goals designed to comply with the requirements of Section 162(m). The Committee then exercises its negative discretion to adjust the awards to the level of bonus calculated pursuant to the performance goals set in connection with the underlying bonus programs, described above under “Annual Executive Incentive Plan” and “Long-Term Incentives – 2015 Long-Term Incentive Cash Awards.” This procedure better enables the Company to assure the deductibility of the annual and long-term cash performance incentive payments.

One of the requirements under 162(m) is that the material terms of the performance goals under the 2011 Cash Incentive Plan be re-approved by stockholders every five years. The Company is therefore asking that its stockholders re-approve the material terms of the performance goals under the 2011 Cash Incentive Plan at the 2016 Annual Meeting. See “Proposal 5—Re-Approval of the Material Terms of the Performance Goals under the Illinois Tool Works Inc. 2011 Cash Incentive Plan for Purposes of Section 162(m) of the Internal Revenue Code.”

The Committee recognizes its obligation to reward performance that increases stockholder value and retains the flexibility in its discretion to award compensation that does not qualify for the 162(m) exemption if it believes that to be in the best interests of stockholders.

NEO Compensation

The following tables provide information regarding the compensation of our NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation (1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
E. Scott Santi	2015	$1,155,379	-	$2,849,933	$3,799,994	$3,968,602	$2,316,452	$146,740	$14,237,101
Chairman and Chief	2014	$1,083,525	-	$2,549,931	$3,399,993	$3,466,420	$1,399,394	$100,015	$11,999,278
Executive Officer	2013	$1,000,000	-	$2,087,779	$2,999,998	$2,256,800	$796,370	$65,506	$9,206,453
Michael M. Larsen	2015	$674,543	-	$899,963	$899,984	$671,479	-	$182,006	$3,327,976
Senior Vice President & CFO	2014	$650,000	-	$833,290	$833,326	$1,067,508	-	$112,159	$3,496,283
	2013	$175,000	$195,000	$932,919	$1,000,000	-	-	$162,979	$2,465,898
David C. Parry	2015	$739,850	-	$999,992	$999,982	$1,645,942	$1,201,312	$68,012	$5,655,091
Vice Chairman	2014	$708,620	-	$999,979	$999,991	$1,647,614	$906,533	$56,391	$5,319,128
	2013	$498,331	-	$927,889	$999,996	$1,292,401	$605,733	$41,845	$4,366,195
Christopher A. O’Herlihy	2015	$569,185	-	$466,637	$466,652	$971,049	($136,433)	$192,261	$2,529,349
Vice Chairman	2014	$473,034	-	$449,928	$449,985	$854,532	$67,626	$136,123	$2,431,228
Roland M. Martel	2015	$534,434	-	$449,933	$449,982	$925,197	$738,679	$9,275	$3,107,499
Executive Vice President	2014	$512,871	-	$449,928	$449,985	$960,598	$598,265	$22,246	$2,993,893
	2013	$343,935	-	$386,650	$416,664	$866,006	$420,414	$33,044	$2,466,713

(1)	Salary and Non-Equity Incentive Plan compensation for 2015 includes amounts deferred by the executive under the Executive Contributory Retirement Income Plan (“ECRIP”) or the Savings and Investment Plan. The amount of deferrals in 2015 for each NEO can be found in footnote 1 to the table under “ITW Retirement Plans - Nonqualified Deferred Compensation” below. The amount of deferrals under the ECRIP in 2014 and 2013 can be found in footnote 4 to the same table. ECRIP deferrals in 2015 of non-equity incentive plan amounts earned in 2015 were as follows: Mr. Santi, $299,442; Mr. Larsen, $213,499; Mr. Parry, $176,340; Mr. O’Herlihy, $427,276; and Mr. Martel, $45,312.

(2)	The Stock Awards column represents PRSUs awarded in the relevant year, and the amounts shown represent the maximum amount that may be earned. The Option Awards column represents stock options awarded in the relevant year, and the assumptions applicable to these valuations can be found in the Notes to Financial Statements — Stock-Based Compensation contained in the Illinois Tool Works Inc. Annual Reports on Form 10-K for the years ended December 31, 2015, 2014 and 2013.

(3)	These amounts include 2015 EIP awards made under ITW’s Executive Incentive Plan and 2013 LTI Cash award payouts made under our Long-Term Incentive Plan. Further information regarding these plans and awards thereunder can be found above under “Compensation Discussion and Analysis — Components of the 2015 Executive Compensation Program – Annual Executive Incentive Plan” and “– Long-Term Incentives.”

(4)	These amounts include an amount of interest in the applicable calendar year considered to be in excess of market rates credited to the deferred compensation accounts of the NEOs under the ECRIP, discussed in more detail under “Nonqualified Deferred Compensation” below. When a participant attains retirement eligibility at age 55 and 10 years of service, any amounts in his or her ECRIP account deferred prior to January 1, 2010 are entitled to a return of 130% of the monthly Moody’s Corporate Bond Yield Average rate, and the excess interest portion is deemed to be amounts exceeding 100% of such rate. This additional interest credit applies to all eligible plan participants, not just the NEOs. All amounts deferred after December 31, 2009 accrue interest at 100% of the Moody’s Rate. The individual amounts of pension benefits and excess interest credits are shown in the table below.

Footnote 4 Table

Name	Year	Accrual in ITW Retirement Accumulation Plan	Accrual in ITW Nonqualified Pension Plan	Excess Interest on Deferred Comp	Change in Pension Value and NQDC Earnings
E. Scott Santi	2015	$55,889	$2,245,325	$15,238	$2,316,452
	2014	$51,303	$1,332,510	$15,581	$1,399,394
	2013	$54,998	$727,436	$13,936	$796,370
Michael M. Larsen*	2015	-	-	-	-
	2014	-	-	-	-
	2013	-	-	-	-
David C. Parry	2015	$75,969	$1,081,841	$43,502	$1,201,312
	2014	$71,657	$790,394	$44,482	$906,533
	2013	$72,354	$493,594	$39,785	$605,733
Christopher A. O’Herlihy**	2015	($136,433)	-	-	($136,433)
	2014	$67,626	-	-	$67,626
Roland M. Martel	2015	$75,690	$631,560	$31,429	$738,679
	2014	$78,176	$487,952	$32,137	$598,265
	2013	$59,971	$331,700	$28,743	$420,414

*Mr. Larsen joined the Company in September 2013. Consequently, his ECRIP deferrals are not eligible for the 130% rate, and he is not eligible to participate in the Company’s pension plans, which were closed to new entrants effective January 1, 2007.

**Mr. O’Herlihy participated in the ITW Retirement Accumulation Plan from 1989 through 1999. From 1999 through August 2011, he was employed in Ireland, participated in the ITW Irish Pension Plan and ceased active participation in the U.S. plan. Upon his return to the U.S. in 2011, he was ineligible to actively participate in the U.S. plan due to the plan participation closure effective January 1, 2007. The reduction in the Present Value of Accumulated Benefits reflects the economic adjustment in the value of his benefits.

(5)	For 2015, this number includes Company contributions to the ECRIP or the Savings and Investment Plan, based on plan rules for all participants as follows: $146,740 for Mr. Santi; $182,006 for Mr. Larsen; $68,012 for Mr. Parry; $192,261 for Mr. O’Herlihy; and $9,275 for Mr. Martel. For Mr. O’Herlihy, the ITW Irish Pension Plan accrual is included in the “Accrual in ITW Retirement Accumulation Plan” column of the Footnote 4 Table above, because this amount also represents a qualified pension plan present value.

Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our NEOs during fiscal 2015 under the ITW Executive Incentive Plan (“EIP”) and the Long-Term Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh) (4)	Grant Date Fair Value of Stock And Option Awards ($)(5)
						Threshold (#)	Target/ Maximum (#)
Name	Grant Date	Plan Type	Threshold ($)	Target ($)	Maximum ($)
E. Scott Santi		EIP	$874,500	$1,749,000	$3,498,000
	2/13/2015	LTI Cash	$1,425,000	$2,850,000	$4,275,000
	2/13/2015	Equity				2,900	29,004	184,645	$98.26	$6,649,927
Michael M. Larsen		EIP	$305,663	$611,325	$1,222,650
	2/13/2015	LTI Cash	$450,000	$900,000	$1,350,000
	2/13/2015	Equity				916	9,159	43,731	$98.26	$1,799,947
David C. Parry		EIP	$335,006	$670,012	$1,340,024
	2/13/2015	LTI Cash	$500,000	$1,000,000	$1,500,000
	2/13/2015	Equity				1,018	10,177	48,590	$98.26	$1,999,974
Christopher A. O’Herlihy		EIP	$256,284	$512,567	$1,025,134
	2/13/2015	LTI Cash	$233,333	$466,667	$700,000
	2/13/2015	Equity				475	4,749	22,675	$98.26	$933,288
Roland M. Martel		EIP	$215,040	$430,081	$860,162
	2/13/2015	LTI Cash	$225,000	$450,000	$675,000
	2/13/2015	Equity				458	4,579	21,865	$98.26	$899,914

(1)	The range of potential payouts under the Executive Incentive Plan (EIP) awards for the NEOs as determined by the Compensation Committee in February 2015 for 2015 performance is set forth in these columns. The financial performance component and corresponding payouts as a percent of target are shown on page 33.

(2)	The range of potential payouts under the long-term cash incentive awards (LTI Cash) for the NEOs as set by the Compensation Committee in February 2015 for the three-year period 2015 through 2017 is set forth in these columns. Mr. O’Herlihy’s target is pro-rated due to his promotion on August 7, 2015 to Vice Chairman (EIP target changed from 80% to 90% of base salary for a pro-rata target of approximately 84%).

(3)	The range of potential share distributions under the 2015 PRSU award for the NEOs as set by the Committee in February 2015 for performance for the three-year period 2015 through 2017 is set forth in these columns. The “Threshold” estimated future payout is based on achievement of $8.90 cumulative earnings per share (EPS) from continuing operations over the three-year performance period. The “Target/Maximum” performance goal is $10.90 cumulative EPS from continuing operations over the three-year performance period, and achievement of the target/maximum will result in a payout of the maximum number of shares subject to the PRSU. If cumulative EPS is above the $8.90 threshold but below the $10.90 target/maximum, the awards will vest in proportion to the level of EPS achieved.

(4)	Exercise price is equal to the closing price on the award date of February 13, 2015.

(5)	Grant date fair values of options awarded to the NEOs on February 13, 2015 were based on an implied value of $20.58 per share as determined using a binomial valuation technique under Accounting Standards Codification Topic 718. Grant date fair value of PRSUs was based on the assumption that the performance conditions will be met.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table sets forth details, on an award-by-award basis, of the outstanding equity awards held by each NEO as of December 31, 2015.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested
E. Scott Santi	2/12/2010	74,077	-	$43.64	2/11/2020	-	-
	2/11/2011	101,297	-	$55.81	2/11/2021	-	-
	2/10/2012	81,663	27,222	$55.71	2/9/2022	-	-
	2/15/2013	152,594	152,594	$63.25	2/14/2023	35,573	$3,296,906
	2/14/2014	56,105	168,317	$78.59	2/14/2024	32,446	$3,007,095
	2/13/2015	-	184,645	$98.26	2/13/2025	29,004	$2,688,091
Michael M. Larsen	9/16/2013	34,965	34,965	$75.10	9/16/2023	13,316	$1,234,127
	2/14/2014	13,751	41,254	$78.59	2/14/2024	10,603	$982,686
	2/13/2015	0	43,731	$98.26	2/13/2025	9,159	$848,856
David C. Parry	2/8/2008(3)	70,000	-	$48.51	2/7/2018	-	-
	2/11/2011	81,037	-	$55.81	2/11/2021	-	-
	2/10/2012	81,663	27,222	$55.71	2/9/2022	-	-
	2/15/2013	50,864	50,865	$63.25	2/14/2023	15,810	$1,465,271
	2/14/2014	16,501	49,505	$78.59	2/14/2024	12,724	$1,179,260
	2/13/2015	-	48,590	$98.26	2/13/2025	10,177	$943,204
Christopher A. O’Herlihy	2/12/2010	22,941	-	$43.64	2/11/2020	-	-
	2/11/2011	36,467	-	$55.81	2/11/2021	-	-
	2/10/2012	32,665	10,889	$55.71	2/9/2022	-	-
	2/15/2013	18,650	18,651	$63.25	2/14/2023	5,797	$537,266
	2/14/2014	7,425	22,277	$78.59	2/14/2024	5,725	$530,593
	2/13/2015	-	22,675	$98.26	2/13/2025	4,749	$440,137
Roland M. Martel	2/8/2008	70,000	-	$48.51	2/7/2018	-	-
	2/12/2010	64,818	-	$43.64	2/11/2020	-	-
	2/11/2011	48,622	-	$55.81	2/11/2021	-	-
	2/10/2012	39,198	13,067	$55.71	2/9/2022	-	-
	2/15/2013	21,193	21,194	$63.25	2/14/2023	6,588	$610,576
	2/14/2014	7,425	22,277	$78.59	2/14/2024	5,725	$530,593
	2/13/2015	-	21,865	$98.26	2/13/2025	4,579	$424,382

(1)	Stock options vest at the rate of 25% per year from the award date with exceptions for termination upon death, disability, retirement and change-in-control.

(2)	PRSUs are subject to three-year vesting, as well as a performance goal based on cumulative earnings per share from continuing operations over a three-year period.

(3)	This option was exercised in full on February 3, 2016.

Option Exercises and Stock Vested

The following table provides information regarding option exercises and stock vesting for each NEO during 2015. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price at the time of exercise multiplied by the number of shares underlying the option. The value realized upon the vesting of stock awards is based on the market price on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Scott Santi	74,077	$4,063,212	13,463	$1,306,584
Michael M. Larsen	-	-	-	-
David C. Parry	60,000	$2,621,668	13,463	$1,306,584
Christopher A. O’Herlihy	-	-	5,385	$522,614
Roland M. Martel	60,000	$2,604,000	6,462	$627,137

Pension Benefits

The following table provides pension benefit information through our financial statement measurement date of December 31, 2015 for each NEO serving as of that date.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)
E. Scott Santi	ITW Retirement Accumulation Plan	33.621	$703,124
	ITW Nonqualified Pension Plan	33.621	$6,179,661
Michael M. Larsen (3)	ITW Retirement Accumulation Plan	0.000	-
	ITW Nonqualified Pension Plan	0.000	-
David C. Parry	ITW Retirement Accumulation Plan	21.742	$884,642
	ITW Nonqualified Pension Plan	21.742	$4,345,952
Christopher A. O’Herlihy (4)	ITW Retirement Accumulation Plan	10.455	$68,394
	ITW Nonqualified Pension Plan	0.000	-
	ITW Irish Pension Plan	11.167	$1,322,136
Roland M. Martel	ITW Retirement Accumulation Plan	21.927	$906,684
	ITW Nonqualified Pension Plan	21.927	$2,743,444

(1)	Assuming the individual receives a lump-sum distribution at normal retirement, present values are based on the 4.15% discount rate used for financial reporting purposes.
(2)	In the event of a change-in-control or departure due to death, disability or retirement, the total pension payable is reflected in the total of the above amounts. The allocation between the ITW Retirement Accumulation Plan and the ITW Nonqualified Pension Plan depends on the actual lump sum and annuity values calculated using the actual applicable interest rates and IRS limits.
(3)	Mr. Larsen is not eligible to participate in the Company’s pension plans, as the plans were closed to new entrants effective January 1, 2007.
(4)

Mr. O’Herlihy participated in the ITW Retirement Accumulation Plan from 1989 through 1999. From 1999 through August 2011, he was employed in Ireland, participated in the ITW Irish Pension Plan and ceased active participation in the U.S. plan. Upon his return to the U.S. in 2011, he was ineligible to actively participate in the U.S. plan due to the plan participation closure effective January 1, 2007. The reduction in the Present Value of Accumulated Benefits reflects the economic adjustment in the value of his benefits.

ITW Retirement Plans

ITW Retirement Accumulation Plan

We maintain the ITW Retirement Accumulation Plan (the “Pension Plan”) for the benefit of eligible employees of participating U.S. businesses to provide a portion of the income necessary for retirement. The Pension Plan was closed to new entrants effective January 1, 2007. The Pension Plan is structured as a “pension equity plan” under which a participant accumulates an age-based percentage for each year of plan participation. The sum of the Accumulated Percentages multiplied by final average annual pay (generally, salary and annual incentive paid in the highest five years out of the last ten complete calendar years of service), plus the sum of the Excess Percentages multiplied by the final average annual pay above the Covered Compensation, produce an amount that can be received as a lump-sum payment or an actuarially equivalent lifetime annuity. For each year of credited service after December 31, 2000, the age-based percentages are as follows:

Age During the Year	Pay Accumulation Percentage	Excess Percentage (1)
Less than 30	2%	2%
30-34	3%	2%
35-39	4%	2%
40-44	5%	2%
45	7%	2%
46-49	7%	6%
50-54	10%	6%
55-59	13%	6%
60 or older	16%	6%

(1)	Covered compensation is a 35-year average of the maximum earnings recognized in calculating Social Security benefits. For 2015, the covered compensation amount for an individual attaining age 65 was $72,643, while for an employee age 35 or younger it was $118,500.

Prior to 2001, the Pension Plan operated under a traditional annuity formula (a normal retirement benefit equal to 1% of final average pay and 0.65% of such pay in excess of covered compensation for each of the first 30 years of credited service plus 0.75% of average pay for any additional years). As part of the transition to the pension equity formula, as of December 31, 2000:

•	Accrued benefits under the traditional annuity formula were converted to an initial pension equity percentage by calculating the lump-sum value of the normal retirement annuity and dividing by the average annual pay at that time.

•	Anyone who had 5 years of participation and whose age plus vesting service equaled at least 50 years was entitled to additional pension equity credits of 4% of final average annual pay per year for each year of employment through 2015.

ITW Irish Pension Plan

The Irish Pension Plan operates under a traditional annuity formula (a normal retirement benefit equal to 1.5% of final average pay for each year of credited service). The final average pay is the highest consecutive pensionable base salary over any three-year period over the last ten complete years of service.

Nonqualified Pension Plan

The Nonqualified Pension Plan is maintained to make up for benefits that cannot be paid under the tax-qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be considered and the amount of benefit that may be paid. The Company has not considered awarding additional years of service to executive officers under the plan and, therefore, does not currently have a policy on such awards. For the most part, the Nonqualified Pension Plan uses the same formulas and other computation elements as the Pension Plan with certain exceptions, including the following:

•	The Pension Plan uses net compensation after deferrals under the Executive Contributory Retirement Income Plan (the “ECRIP”), and the Nonqualified Pension Plan uses total eligible compensation (generally, salary and non-equity incentive compensation).

•	The Nonqualified Pension Plan provides that a participant who leaves the Company, other than upon retirement, may forfeit any plan benefits based on eligible compensation above the IRS maximum amount ($265,000 in 2015) that may be recognized under a tax-qualified plan.

•	In addition to the annuity and lump-sum options available under the Pension Plan, a participant in the Nonqualified Pension Plan may elect to receive fixed monthly installments over 2 to 20 years. If the executive left employment prior to death, disability or retirement, or if the plan is terminated in conjunction with a change-in-control, the benefit from the Nonqualified Pension Plan would be paid as a lump sum.

Nonqualified Deferred Compensation

The Company’s ECRIP offers designated executives an opportunity to defer a portion of their salary and earned non-equity incentive to a deferred compensation account to receive the employer contributions they would otherwise receive if such deferrals had been made under our tax-qualified 401(k) Savings and Investment Plan. Deferred amounts receive a rate of interest based on the monthly Moody’s Long-Term Corporate Bond Yield Average (the “Moody’s Rate”). All of the NEOs are eligible for the ECRIP. An ECRIP participant can defer from 6%-50% of his or her salary and from 6%-85% of his or her non-equity (annual and LTI Cash) incentive, with the applicable matching contribution on either component under the Savings and Investment Plan formula (in lieu of any matching contributions under that plan). Deferrals under the ECRIP reduce the compensation that may be recognized under the Savings and Investment Plan and the tax-qualified Pension Plan.

The ECRIP has a limit on the amount of interest under the Moody’s Rate that would be recognized (12% annualized, or 15.6% for amounts eligible to receive 130% of the Moody’s Rate), a return of deferral feature whereby an individual could elect to receive a return of the principal amount deferred after a period of at least five years, and options for payment following death, disability or retirement as a lump sum or in monthly installments over 2 to 20 years.

Retirement under the ECRIP is defined as having attained age 55 with at least 10 years of service, or age 65 with at least 5 years of service. If an ECRIP participant’s employment ends due to retirement, death, or disability, amounts deferred to the ECRIP prior to January 1, 2010 would receive interest crediting of 130% of the Moody’s Rate. Amounts deferred to the ECRIP after December 31, 2009 are not eligible to receive 130% of the Moody’s Rate and would receive interest crediting at 100% of the Moody’s Rate. During 2015, the Moody’s Rate applied to ECRIP accounts ranged from 3.92% to 4.55% for amounts eligible for 100% of Moody’s, and 5.09% to 5.91% for amounts eligible for 130% of Moody’s.

If terminated in conjunction with a change-in-control, participants would receive their ECRIP as a lump-sum payment, as if a retirement event had occurred.

The following table sets forth ECRIP account information for each NEO during fiscal year 2015. There were no withdrawals by, or distributions to, an NEO under the ECRIP in 2015.

Name	Executive Contributions in 2015 ($)(1)	Registrant Contributions in 2015 ($)(2)	Aggregate Earnings in 2015 ($) (3)	Aggregate Distributions in 2015 ($)	Aggregate Balance at December 31, 2015 ($)(3)(4)
E. Scott Santi	$419,257	$146,740	$134,596	$-	$3,047,535
Michael M. Larsen	$283,474	$169,361	$21,992	$-	$656,657
David C. Parry	$253,098	$68,012	$252,953	$-	$5,185,515
Christopher A. O’Herlihy	$652,371	$166,320	$84,327	$-	$2,292,261
Roland M. Martel	$45,312	$-	$186,939	$-	$3,791,441

(1)	As shown in the Footnote 1 Table below, includes deferrals of (i) 2015 salary reflected in the Salary column of the Summary Compensation Table; (ii) 2014 executive annual incentive amounts deferred in 2015 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2014; and (iii) 2012-2014 long-term incentive cash (LTI Cash) deferred in 2015 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2014.

Footnote 1 Table

Name	Salary Deferral in 2015 ($)	Executive Annual Incentive Deferrals in 2015 for 2014 Performance ($)	Executive LTI Incentive Deferrals in 2015 for Performance Period 2012 - 2014 ($)	Total Executive Deferrals in 2015 ($)
E. Scott Santi	$119,815	$299,442	$0	$419,257
Michael M. Larsen	$69,975	$213,499	$0	$283,474
David C. Parry	$76,758	$176,340	$0	$253,098
Christopher A. O’Herlihy	$225,095	$332,876	$94,400	$652,371
Roland M. Martel	$0	$0	$45,312	$45,312

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table for 2015.

(3)	Footnote 4 to the Summary Compensation Table sets forth above-market interest for 2015 included in aggregate earnings in this table. If Mr. Santi’s employment is terminated prior to him being “retirement eligible,” he will forfeit above-market interest of $15,238 for 2015 and $178,296 in the aggregate. Above-market interest was discontinued for amounts deferred after December 31, 2009.

(4)	In addition to the Company’s contributions shown in the table above, and excess interest as disclosed for 2015 in the Footnote 4 Table to the Summary Compensation Table, the following amounts of executive and Company contributions to the ECRIP and excess interest are reported as compensation in the Summary Compensation Table for 2014 and 2013:

Footnote 4 Table

Name	Year Ended December 31, 2014	Year Ended December 31, 2013
E. Scott Santi	$401,353	$302,168
Michael M. Larsen	$151,025	$25,375
David C. Parry	$307,412	$236,051
Christopher A. O’Herlihy	$704,471	*
Roland M. Martel	$262,144	$250,608

*Mr. O’Herlihy was not an NEO in 2013.

Potential Payments upon Termination

Payments and benefits received by NEOs upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of December 31, 2015. The actual amounts to be paid out can only be determined at the time of the NEOs’ departure from the Company.

No payments or benefits are automatically payable to NEOs upon a change-in-control, and if there is a qualifying termination following a change-in-control, there are no 280G tax gross-up payments.

Annual Executive Incentive Plan

The Executive Incentive Plan (“EIP”) provides that if a participant is employed as of the last day of the fiscal year, he or she would receive any amounts earned under the Executive Incentive Plan for that fiscal year. In the event an NEO becomes permanently disabled or dies, the NEO would be eligible for a possible payout under the Executive Incentive Plan. If termination of employment other than for death, disability, retirement or change-in-control occurs prior to the last day of the fiscal year, a participant forfeits his or her award; however, the Compensation Committee has the discretion to award an amount prorated for the portion of the fiscal year that the participant was employed. Actual amounts earned based on performance by the NEOs in 2015 are discussed in more detail above in “Compensation Discussion and Analysis — Components of the 2015 Executive Compensation Program — Annual Executive Incentive Plan.”

ITW Retirement Accumulation Plan and Nonqualified Pension Plan

NEOs who are terminated for any reason receive their benefits under the ITW Retirement Accumulation Plan and Nonqualified Pension Plan as described in the Pension Benefits table above.

Executive Contributory Retirement Income Plan

NEOs who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section above.

Long-Term Incentive Plan Awards

Stock Options, RSUs and PRSUs: In the event of a termination upon death or disability, all unvested options, RSUs and PRSUs held by the NEOs would immediately vest. For awards granted prior to 2014, in the event of a termination upon retirement (defined as age 62 with 10 years of service or age 65 with 5 years of service), unvested options, RSUs and PRSUs awarded more than one year prior to retirement would immediately vest, and unvested options, RSUs and PRSUs awarded within one year prior to retirement would become 25% vested. Beginning with awards made in 2014, retirement is defined as a combined age and service of 70, subject to a minimum age of 55 and a minimum service of 5 years, and unvested options will continue to vest according to the original vesting schedule instead of immediately vesting in the event of a recipient’s retirement more than one year after the grant date of the award. Mr. Parry and Mr. Martel meet the retirement criteria for the 2014 and 2015 awards as of December 31, 2015.

In the event of a change-in-control, options, RSUs and PRSUs that are continued or replaced would only vest upon a termination of employment after the change-in-control. Unvested options, RSUs and PRSUs that are not replaced would fully vest. In the case of PRSUs, all such vesting events are subject to the achievement of performance goals. For all NEOs, in the event of a termination other than upon retirement, death, disability or a change-in-control, any unvested options, RSUs and PRSUs held on such date by the NEOs would be forfeited.

LTI Cash: In the event of a termination upon death or disability, the LTI Cash award would vest based on actual performance level achieved and be paid after the end of the performance period. In the event of a termination upon retirement (defined as termination after age 62 with 10 years of service or age 65 with 5 years of service for awards prior to 2014; beginning in 2014, defined as a combined age and service of 70, subject to a minimum age of 55 and a minimum service of 5 years), the LTI Cash award would vest pro-rata and be paid after the end of the performance period. In the event of a change-in-control, an LTI Cash award that is not replaced will vest pro-rata at the greater of target or actual achievement level. In the event of an actual or constructive termination following a change-in-control, an LTI Cash award that has been replaced would vest pro-rata and be paid at the target level (or actual achievement level if greater).

Change-in-Control Severance Policy

Effective January 1, 2011, the Company adopted the 2011 Change-in-Control Severance Compensation Policy, which provides that, upon an actual or constructive termination following a change-in-control of the Company, the NEOs and other elected officers would be entitled to receive: (i) two times annual cash compensation (base salary plus average annual incentive pay over the prior three years); (ii) a prorated amount of that year’s annual incentive bonus at the target level (or actual achievement level if greater); and (iii) a prorated amount of the value of any LTI Cash awards at the target level (or actual achievement level if greater). We do not gross up any of the compensation paid in the event of termination due to a change-in-control.

Summary of Termination and Change-in-Control Programs

The benefits for the NEOs under each termination scenario are outlined below.

Benefit or Payment	Retirement	Involuntary (w/o Cause)	Death/ Disability	Termination in Connection with a Change-in-control
Base Salary	N/A	1 week per year of service	N/A	2 times annual salary
Benefits	N/A	Based on years of service	N/A	N/A
Executive Incentive Plan (1)(2)	Pro-rata vesting	Pro-rata payout	Pro-rata vesting	2 times the average bonus paid in the prior 3 years plus pro-rata payout for current year
Executive Contributory Retirement Income Plan (1)	Yes	Yes	Yes	Yes
Retirement Accumulation Plan and Nonqualified Pension Plan (1)	Yes	Yes	Yes	Yes
Vesting of Unvested PRSUs (2)	Vests 100% if retirement is 1 year or more after award; if retirement is less than 1 year after award, 25% vests and 75% is forfeited (3)	N/A	100% vesting (4)	Subject to replacement and double trigger (5); otherwise, 100% vesting

Benefit or Payment	Retirement	Involuntary (w/o Cause)	Death/ Disability	Termination in Connection with a Change-in-control
Vesting of Unvested RSUs	Vests 100% if retirement is 1 year or more after award; if retirement is less than 1 year after award, 25% vests and 75% is forfeited (3)	N/A	100% vesting	Subject to replacement and double trigger (5); otherwise, 100% vesting
Vesting of Unvested Stock Options	If retirement is 1 year or more after award: Pre-2014 awards – vests 100%; Post-2013 awards – Continue vesting (3); if less than 1 year, 25% vests and 75% is forfeited	N/A	100% vesting	Subject to replacement and double trigger (5); otherwise, 100% vesting
Payment of Long-Term Cash (LTI Cash)(2)(3)	Pro-rata vesting (4)	N/A	100% vesting (4)	Subject to replacement and double trigger (5); otherwise, pro-rata amount based on termination date (6)

(1)	Retirement for these awards is defined as termination after age 55 and 10 years of service.

(2)	All vesting for these awards is subject to achievement of performance goals, except for termination upon death or disability.

(3)	Retirement for awards granted through 2013 is defined as termination after age 62 with 10 years of service or age 65 with 5 years of service. For awards granted in 2014 and later, retirement is defined as a combination of age and service of 70 with a minimum age of 55 and minimum service of 5 years.

(4)	Vesting is limited to the extent that the performance level for the award is achieved. If the minimum performance level is not achieved, the award is forfeited.

(5)	Awards that are replaced after a change-in-control do not receive accelerated vesting. Double-trigger vesting occurs for awards that are continued or replaced if actual or constructive termination occurs within two years of a change-in-control of the Company.

(6)	Pro rata vesting is at the greater of target or actual achievement level.

Termination and Change-in-Control Payments and Benefits

The following table shows the value of payments and benefits that the NEOs would receive pursuant to the 2011 Long-Term Incentive Plan and the 2011 Change-In-Control Severance Compensation Policy upon death, disability or a change-in-control, assuming that termination occurred as of the last business day of fiscal 2015. It also shows the Company’s severance benefits that would be payable to the NEOs and that are available to employees generally. For purposes of this table, LTI Cash payment is assumed at target level. The value of unvested stock options, RSUs and PRSUs, if accelerated upon a change-in-control or termination, is determined using the excess, if any, of $92.68 (the closing price of ITW common stock on December 31, 2015) over the option exercise price.

Mr. Parry and Mr. Martel reached the retirement criteria for various grants under the Long-Term Incentive Plan during 2015. Mr. Parry’s unvested 2012 and 2013 stock option vesting will accelerate. Since Mr. Martel does not meet the retirement criteria for his 2012 and 2013 awards (stock options, PRSUs, and LTI Cash), these awards would be forfeited. The 2014 and 2015 PRSUs, LTI Cash awards and stock options continue vesting. In addition, 75% of the 2015 PRSU and stock option awards would be forfeited since the assumed retirement occurs within the award year. The LTI Cash award would be pro-rated based on the retirement date.

Voluntary termination without good reason is not shown in the table because such a termination would not trigger the payment of severance benefits or annual long-term incentives.

Named Executive Officer	Benefit	Retirement	Involuntary Termination (w/o Cause)	Death or Disability	Termination Upon a CIC
E. Scott Santi	Severance (Base)	$-	$538,154	$-	$6,697,347
	Benefits	$-	$6,768	$-	$-
	Current year EIP	$-	$1,921,102	$1,921,102	$1,921,102
	Stock Options (Value of accelerated options)	$-	$-	$7,868,825	$7,868,825
	Restricted Stock Units (Value of unvested PRSUs)	$-	$-	$8,992,092	$8,992,092
	LTI - Cash (Value of accelerated cash)	$-	$-	$7,650,000	$4,898,880
	Total	$-	$2,466,023	$26,432,018	$30,378,245
Michael M. Larsen	Severance (Base)	$-	$39,188	$-	$2,607,722
	Benefits	$-	$1,470	$-	$-
	Current year EIP	$-	$671,479	$671,479	$671,479
	Stock Options (Value of accelerated options)	$-	$-	$1,195,954	$1,195,954
	Restricted Stock Units (Value of unvested RSUs)	$-	$-	$3,065,669	$3,065,669
	LTI - Cash (Value of accelerated cash)	$-	$-	$1,733,333	$899,640
	Total	$-	$712,137	$6,666,435	$8,440,463
David C. Parry	Severance (Base)	$-	$314,963	$-	$3,324,934
	Benefits	$-	$6,201	$-	$-
	Current year EIP	$735,942	$735,942	$735,942	$735,942
	Stock Options (Value of accelerated options)	$3,200,880	$-	$3,200,880	$3,200,880
	Restricted Stock Units (Value of unvested PRSUs)	$2,880,332	$-	$3,587,735	$3,587,735
	LTI - Cash (Value of accelerated cash)	$999,600	$-	$3,000,000	$1,999,600
	Total	$7,816,754	$1,057,106	$10,524,558	$12,849,092
Christopher A.	Severance (Base)	$-	$316,731	$-	$2,312,187
O’Herlihy	Benefits	$-	$10,292	$-	$-
	Current year EIP	$-	$637,382	$637,382	$637,382
	Stock Options (Value of accelerated options)	$-	$-	$1,265,348	$1,265,348
	Restricted Stock Units (Value of unvested PRSUs)	$-	$-	$1,507,996	$1,507,996
	LTI - Cash (Value of accelerated cash)	$-	$-	$1,283,333	$822,037
	Total	$-	$964,405	$4,694,060	$6,544,950
Roland M. Martel	Severance (Base)	$-	$227,447	$-	$2,275,018
	Benefits	$-	$6,201	$-	$-
	Current year EIP	$546,031	$546,031	$546,031	$546,031
	Stock Options (Value of accelerated options)	$313,883	$-	$1,420,709	$1,420,709
	Restricted Stock Units (Value of unvested PRSUs)	$636,688	$-	$1,565,551	$1,565,551
	LTI - Cash (Value of accelerated cash)	$449,820	$-	$1,316,667	$866,487
	Total	$1,946,422	$779,678	$4,848,957	$6,673,796

Stock options, RSUs, PRSUs and LTI Cash awards, whether vested or unvested, are subject to forfeiture if the holder competes with, or divulges confidential information about, the Company, or if the Compensation Committee determines that the holder engaged in gross misconduct or conduct that is against the business interests of the Company. Awards granted after January 1, 2011 are also subject to forfeiture, in whole or in part, in order to comply with applicable law, regulation, stock exchange, accounting rule, or our clawback policy.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 about the Long-Term Incentive Plan (formerly known as the 2006 Stock Incentive Plan).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,353,657(1)	$61.44	9,991,463

(1)	Includes directors’ deferred shares, and shares subject to RSUs and PRSUs.

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015.

This report is submitted on behalf of the members of the Compensation Committee:

James A. Skinner, Chairman

Susan Crown

James W. Griffith

Richard H. Lenny

Robert S. Morrison

Anré D. Williams

Certain Relationships and Related Party Transactions

We review related-party transactions in accordance with our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines rather than a separate written policy. A related-party transaction is a transaction involving the Company and any of the following persons: a director, director nominee or executive officer of the Company; a holder of more than 5% of ITW common stock; or an immediate family member or person sharing the household of any of these persons.

Our Statement of Principles of Conduct states that our directors, officers and employees must avoid engaging in any activity, such as related-party transactions, that might create a conflict of interest or a perception of a conflict of interest. These individuals are required to raise for consideration any proposed or actual transaction that they believe may create a conflict of interest. Our by-laws provide that no related-party transaction is void or voidable solely because a director has an interest if (1) the material facts are disclosed to or known by the Board of Directors and the transaction is approved by the disinterested directors or an appropriate Board committee comprised of disinterested directors, (2) the material facts are disclosed to or known by the stockholders and the transaction is approved by the stockholders, or (3) the transaction is fair to the Company as of the time it is approved. Our Corporate Governance Guidelines provide that the Board will apply established Categorical Standards for Director Independence in making its independence determinations. Under the standards, certain relationships between the Company and a director would preclude a director from being considered independent.

On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Corporate Governance and Nominating Committee reviews these questionnaires and discusses any related-party transaction disclosed therein.

In addition, under its charter, the Audit Committee is responsible for reviewing, approving, ratifying or disapproving all proposed related-party transactions that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. In reviewing related-party transactions, the Audit Committee considers the factors set forth in our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines, as well as other factors, including the Company’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and the potential for an actual or apparent conflict of interest. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

The son of David C. Parry, ITW’s Vice Chairman, is employed by the Company and earned fiscal year 2015 compensation in excess of $120,000. His compensation was comparable to other employees in a similar job position.

We maintain a commercial banking relationship with The Northern Trust Company and its wholly owned subsidiaries. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation and beneficially owns approximately 11.5% of our common stock. Ms. Susan Crown and Mr. David B. Smith, Jr., directors of the Company, are also directors of Northern Trust Corporation and The Northern Trust Company. In 2015, The Northern Trust Company provided the following services to the Company: credit services, treasury and investment management services, trade services, credit enhancement or payment guaranty, acting as agent or fiduciary, consulting services, risk management services, securities lending services and broker dealer services. In addition, The Northern Trust Company serves as the trustee under the Company’s principal pension plans. The banking and trustee relationships with The Northern Trust Company are conducted in the ordinary course of business on an arms-length basis. Banking, investment management, trustee and other administrative fees paid to The Northern Trust Company or affiliates by the Company were approximately $2.8 million in 2015.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of six independent directors, as defined in the listing standards of the New York Stock Exchange, and the Board of Directors has determined that all Audit Committee members are “financially literate.” In addition, the Board of Directors has determined that Mr. Brutto meets the Securities and Exchange Commission criteria of “audit committee financial expert.” The Audit Committee operates under a written charter adopted by the Board of Directors, which was most recently reviewed by the Audit Committee in February 2016.

The Audit Committee is responsible for providing oversight to the Company’s financial reporting process through periodic meetings with ITW’s independent registered public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Audit Committee is also responsible for assisting the Board in overseeing: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s qualifications, independence and performance; (d) the Company’s overall risk policies and practices; and (e) the performance of the Company’s internal audit function. Company management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Company senior management, including senior financial management, and ITW’s independent registered public accounting firm.

The following is the report of the Audit Committee.

We have reviewed and discussed with senior management the audited financial statements of the Company. Management has confirmed to the Audit Committee that the financial statements have been prepared in conformity with generally accepted accounting principles.

We have reviewed and discussed with senior management their assertion and opinion regarding the Company’s internal controls. Management has confirmed to the Audit Committee that internal controls over financial reporting have been appropriately designed, and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent registered public accounting firm, its audit and opinion regarding the Company’s internal controls.

We have reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees) under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of the Company’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte & Touche LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

The Audit Committee also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Pamela B. Strobel, Chair

Daniel J. Brutto

Richard H. Lenny

David B. Smith, Jr.

Kevin M. Warren

Anré D. Williams

Proposal 2 - Ratification of the Appointment of Independent

Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit ITW’s financial statements. The Audit Committee is also directly involved in the selection of the independent registered public accounting firm’s new lead engagement partner in conjunction with the mandatory rotation of the lead engagement partner.

The Audit Committee has engaged Deloitte & Touche LLP (“Deloitte”) to serve as ITW’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Deloitte & Touche LLP has been employed to perform this function for the Company since 2002.

Audit Fees

Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) will bill us approximately $10,019,000 for professional services in connection with the 2015 audit, as compared with $11,334,000 for the 2014 audit of the annual financial statements and internal controls. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; (iii) the internal controls audit; and (iv) statutory audits.

Audit-Related Fees

During 2015 and 2014, the Deloitte Entities billed us approximately $268,000 and $584,000, respectively, for audit-related services. These fees relate to work performed with respect to technical accounting assistance and 2014 divestiture audits.

Tax Fees

These fees include work performed by the Deloitte Entities for 2015 and 2014 with respect to tax compliance services such as assistance in preparing various types of tax returns globally ($1,442,000 and $2,815,000, respectively) and tax planning services, often related to our restructurings, new tax rules and 2014 divestitures ($1,562,000 and $1,115,000, respectively).

All Other Fees

There were no fees for other services rendered by the Deloitte Entities for 2015 and 2014.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent registered public accounting firm. As a part of those procedures, the Audit Committee performs a qualitative analysis of all non-audit work to be performed by our independent registered public accounting firm. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our accountants auditing their own work; (iii) would result in our accountants performing management functions; (iv) would place our accountants in a position of acting as an advocate for the Company; or (v) would present a real risk of a conflict of interest or otherwise impair our accountants’ independence. The Audit Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits. Company management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee also considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent registered public accounting firm.

The Audit Committee annually reviews Deloitte’s independence and performance in determining whether to retain Deloitte or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

• Deloitte’s historical and recent performance on the ITW audit;

• External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Deloitte and its peer firms;

• Deloitte’s independence;

• The appropriateness of Deloitte’s fees, on both an absolute basis and as compared to its peer firms;

• Deloitte’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting; and

• Deloitte’s capability and expertise in handling the breadth and complexity of our global operations.

Based on this evaluation, the Audit Committee believes that Deloitte is independent and that it is in the best interests of the Company and our stockholders to retain Deloitte to serve as our independent registered public accounting firm for 2016.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte will be present at our Annual Meeting and will have the opportunity to make a statement and respond to questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of

Deloitte & Touche LLP

Proposal 3 - Advisory Vote on Executive Compensation

In accordance with the recommendation by the Board and the preference expressed by our stockholders at the 2011 Annual Meeting, the Company has an advisory vote on executive compensation annually. The Company is seeking your advisory vote on our executive compensation, as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and any related material disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, but because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company.

We believe that our executive compensation program is competitive and strongly aligned with our Enterprise Strategy performance goals and the long-term interests of our stockholders. Our compensation program and structure are more fully described in the “Compensation Discussion and Analysis” and “NEO Compensation” sections of this proxy statement. We encourage you to closely review this information before voting on the compensation we paid to our NEOs in 2015.

We ask our stockholders to approve, on an advisory basis, the compensation of our NEOs by voting “FOR” the following resolution:

Resolved, that the compensation of the named executive officers of Illinois Tool Works Inc. (the “Company”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under “Compensation Discussion and Analysis,” in the Summary Compensation Table, the related compensation tables and the related narrative disclosures in the Company’s proxy statement for its 2016 Annual Meeting, is hereby approved.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers

Proposal 4 - Approval of an Amendment to the Illinois Tool Works

Inc. Amended and Restated Certificate of Incorporation to Permit

Stockholders to Call Special Meetings

At our 2015 Annual Meeting of Stockholders, a shareholder proposal that was supported by our Board, requesting that our Board take the steps necessary to give holders in the aggregate of 20% of our outstanding common stock the power to call a special stockholders meeting, was approved by 87.6% of shares voted. Our Board is now proposing, for approval by our stockholders, an amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to permit holders of at least 20% of the Company’s outstanding shares of common stock to call a special meeting of stockholders, subject to certain limitations and procedures described below.

Our Current Special Meeting Provision

The Company’s Certificate of Incorporation currently does not permit stockholders to call special meetings, and the Company’s Amended and Restated By-Laws (the “By-Laws”) only allow special meetings of stockholders to be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President or by a majority of the Board of Directors.

The Proposed Amendment

The Corporate Governance and Nominating Committee, as well as the Board of Directors, have carefully considered the implications of amending our Certificate of Incorporation to permit stockholders to call special meetings of stockholders and have determined that the Amendment is advisable and in the best interest of the Company and its stockholders.

The Board of Directors has unanimously adopted resolutions approving and declaring the advisability of adopting the Amendment, subject to stockholder approval, and recommends that stockholders approve the Amendment by voting in favor of this proposal. Approval of this proposal requires the affirmative vote of a majority of the shares outstanding and entitled to vote. An abstention or failure to vote on this proposal will have the same effect as a vote against this proposal. Therefore, it is important that you vote your shares in person or by proxy.

The Amendment, if adopted, would amend and restate in its entirety Article Tenth of our Certificate of Incorporation to permit stockholders that own of record at least 20% of the outstanding shares of common stock of the Company the right, subject to certain limitations and procedures set forth in the By-Laws, to require the Secretary of the Company to call a special meeting of the stockholders.

While the Board of Directors recognizes that providing for a stockholder right to call special meetings is consistent with corporate governance best practices, the Board also believes that special meetings of stockholders should be extraordinary events that are held only when fiduciary obligations or strategic concerns require that the matters to be addressed not be delayed until the next annual meeting. Moreover, because special meetings are expensive and time-consuming for the Company and potentially disruptive to its normal business operations, the Board believes that a small percentage of stockholders should not be entitled to utilize the right to call a special meeting for their own interests, which may not be shared by the majority of the Company’s stockholders. In light of these considerations, the Board of Directors believes that an ownership threshold of 20%, along with certain procedural requirements and limitations, in order for stockholders to call a special meeting achieves a reasonable balance among complying with corporate governance best practices, enhancing stockholder rights and adequately protecting the long-term interests of the Company and its stockholders.

A copy of the Amendment is attached as Appendix C to this proxy statement, with additions indicated by underline and deletions indicated by strikethrough. The Amendment would not amend any other provisions of our Certificate of Incorporation.

The By-Law Limitations and Procedures

The Board of Directors has adopted resolutions approving a corresponding amendment to Article II, Section 2 of our Amended and Restated By-Laws (the “By-Law Amendment”), which would become effective upon stockholder approval of the Amendment. The By-Law Amendment would impose certain procedural requirements on stockholders requesting a special meeting (including the provision of the same information required for stockholder proposals at annual meetings under our advance notice by-law provisions). The By-Law Amendment would also impose qualifications designed to prevent duplicative and unnecessary meetings by eliminating proposals that, as determined by the Board of Directors:

•	are not proper subjects for stockholder action under, or involve a violation of, applicable law;

•	are received during the period beginning one hundred twenty (120) days prior to the anniversary of the prior annual meeting of stockholders and ending on the date of the next annual meeting of stockholders;

•	are substantially similar to another item, other than the election or removal of directors, that was presented at a meeting of stockholders held within the prior twelve (12) months;

•	relate to the election or removal of directors, and the election or removal of directors was presented at an annual or special meeting of stockholders held within one hundred twenty (120) days prior to the date the special meeting request was delivered;

•	are substantially similar to another item, including the election or removal of directors, that is included in the Company’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held or that is called for a date within one hundred twenty (120) days of the receipt of the request;

•	are made in a manner that violates Regulation 14A under the Securities Exchange Act of 1934, as amended; or

•	are presented by a stockholder that has violated the reporting requirements of Section 13 of the Exchange Act.

The By-Law Amendment would provide that a special meeting must be called within one hundred twenty (120) days after the receipt by the Company’s Secretary of valid requests by holders of the requisite number of shares.

Advance Notice By-Laws

The Company’s advance notice by-laws set forth in Article II, Section 10 of the By-Laws would remain intact, with certain conforming changes as necessary to synchronize the above-described By-Law Amendment with the existing provisions in our advance notice by-laws regarding notice of stockholder business at special meetings. In addition, the advance notice by-law amendments would clarify that stockholders may present nominations for director for consideration at an annual meeting or at a special meeting that is requested in accordance with Article II, Section 2, but that if a special meeting is otherwise called by the Company’s Chairman, Chief Executive Officer, President, or majority of the Board of Directors, then stockholders will not have the right to present director nominees for consideration at that special meeting.

Effectiveness of the Amendment

If the Amendment is approved by the stockholders, then the Amendment will become effective upon it being filed with the Secretary of State of the State of Delaware, which the Company intends to do promptly following action by stockholders at the 2016 Annual Meeting of Stockholders. If the Amendment is not approved by the requisite vote, then the Amendment will not be filed with the Secretary of State of the State of Delaware, the By-Law Amendment would not become effective, and our stockholders would continue to not have the ability to call a special meeting of stockholders.

The Board of Directors recommends that you vote “FOR” the proposed amendment to our Certificate of Incorporation granting to holders of at least 20% of the Company’s shares the right to call a special meeting of stockholders.

Proposal 5 - Re-Approval of the Material Terms of the Performance

Goals under the Illinois Tool Works Inc. 2011 Cash Incentive Plan for Purposes of Section 162(m) of the Internal Revenue Code

We are asking our stockholders to re-approve those terms of our 2011 Cash Incentive Plan (“Cash Incentive Plan”) that are required to be re-approved by stockholders so that incentive compensation awarded thereunder to certain executive officers may continue to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, as amended.

For grants under the Cash Incentive Plan to continue to qualify as performance-based compensation for purposes of Section 162(m), our stockholders must re-approve the material terms of the performance goals under the Cash Incentive Plan, including: (i) the persons eligible to receive awards under the Cash Incentive Plan; (ii) a description of the business criteria on which performance goals may be based; and (iii) the maximum amount of compensation that could be paid to any person in a specified period if the performance goals are attained.

We are not proposing any amendments or modifications to the Cash Incentive Plan – only re-approval of the material terms of the performance goals, which are set forth in the description of the Cash Incentive Plan below.

The Cash Incentive Plan Generally

Section 162(m) of the Internal Revenue Code, as amended, or Section 162(m), limits the deductibility of certain executive compensation paid to the Company’s Chief Executive Officer, the Chief Financial Officer and the three highest compensated officers other than the CEO and CFO, as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934. An exemption from this limitation (the “Performance Exemption”) applies to “performance-based compensation,” as defined in the regulations under Section 162(m). The purpose of the Cash Incentive Plan, which was approved by the Company’s stockholders on May 6, 2011, is to advance the interests of the Company by providing a means to pay performance-based short and long-term incentive cash compensation designed to qualify for the Performance Exemption under Section 162(m) to those employees upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations.

Executives whose compensation may be subject to the limits of 162(m) receive short and long-term cash incentive awards pursuant to the Cash Incentive Plan, and the bonus amounts so awarded are adjusted downward to the level of bonus calculated pursuant to the underlying bonus programs, which are described under “Annual Executive Incentive Plan” and “Long-Term Incentives” under “Compensation Discussion and Analysis – Components of the 2015 Executive Compensation Program.”

The Company believes that the Cash Incentive Plan provides more certainty with respect to satisfying the technical requirements for deduction as performance-based compensation under Section 162(m).

Cash Incentive Plan Administration

The Cash Incentive Plan is administered by the Compensation Committee. The Committee has the authority to construe and interpret the Cash Incentive Plan and make the determinations necessary for administration of the Cash Incentive Plan. To the extent required to comply with Section 162(m) and related regulations, each member of the Compensation Committee must qualify as an “outside director” (as defined under Section 162(m)) for purposes of the Performance Exemption. The Compensation Committee has the power to delegate certain of its administrative responsibilities to appropriate individuals or committees, to the extent permitted under the Performance Exemption.

Eligibility

While the Cash Incentive Plan may be used to grant performance-based awards to any employee of the Company or any of its domestic subsidiaries and to any employee, officer or director of any of its foreign subsidiaries, grants pursuant to this plan are made to those individuals who may be subject to the 162(m) deductibility limitations. Only elected officers of the Company (12 individuals) received grants under the Cash Incentive Plan in 2016, and the Company anticipates that a comparable number of individuals will be selected for awards in the future.

Awards under the Cash Incentive Plan

In order for the Committee to make an award under the Cash Incentive Plan, it must establish the terms and conditions of the award within the time period required by the Performance Exemption (generally, within 90 days after the beginning of the applicable performance period), including the following:

•	The applicable performance goal or goals (see “Performance Goals” below) and the performance period during which they must be achieved;
•	The formula by which the amounts payable will be determined, based upon the achievement of the performance goal or goals;
•	The consequences of a termination of employment during the applicable performance period; and
•	The consequences of a change in control during the applicable performance period.

A cash payment generally may be made pursuant to an award only upon the achievement of the applicable performance goal or goals. The Compensation Committee may provide that achievement of the goals will be waived in whole or in part upon the death or disability of the participant, in the event of a change in control, or such other event as the Compensation Committee may deem appropriate provided they do not cause the award to cease to qualify for the Performance Exemption. The Performance Exemption currently permits such waivers only upon a change in control or the participant’s death or disability.

Awards under the Cash Incentive Plan are not transferable, except upon death.

Maximum Award Limits

In order to meet the requirements of the Performance Exemption, the Cash Incentive Plan imposes the following limitations. The maximum number of performance periods that end in any single calendar year for which any one participant will be eligible to earn awards is three; and the maximum amount of cash that may be paid pursuant to any single award is $5 million times the number of years and fractions in the performance period.

Performance Goals

The performance goals for awards under the Cash Incentive Plan may be based upon the attainment of specified levels of one or more of the following criteria: generation of free cash, earnings per share, revenues, market share, stock price, cash flow, retained earnings, results of customer satisfaction surveys, aggregate product price and other product price measures, diversity, safety record, acquisition activity, management succession planning, improved asset management, improved operating margins, increased inventory turns, product development and liability, research and development integration, proprietary protections, legal effectiveness, handling SEC or environmental issues, manufacturing efficiencies, system review and improvement, service reliability and cost management, operating expense ratios, total stockholder return, return on sales, return on equity, return on invested capital, return on assets, return on investment, net income, operating income, and the attainment of one or more performance goals relative to the performance of other corporations.

Tax Consequences

Generally, a participant will include the value of Cash Incentive Plan bonus in his or her taxable income when it is received by the participant. We have adopted the Cash Incentive Plan to enable us to receive a full tax deduction at the time the participant recognizes taxable income. We have the right to withhold from any payment under the Cash Incentive Plan the amount necessary to satisfy any applicable withholding required under the tax laws.

Amendment and Termination

The Cash Incentive Plan may be terminated by our Board of Directors, and awards may be amended by the Committee, without stockholder approval. However, no amendment or termination may adversely affect outstanding awards without the consent of the affected grantee, unless the amendment does not materially decrease the value of the award or is made to comply with applicable law, stock exchange rules or accounting rules or with any Company policy regarding the recovery of erroneously awarded compensation. In no event, however, may any award be amended in any manner that would cause it to cease to qualify for the Performance Exemption. The Cash Incentive Plan requires that the criteria for the performance goals be submitted to the Company’s stockholders for re-approval as required to meet the Performance Exemption.

Estimate of Benefits

Because amounts payable under the Cash Incentive Plan are based on performance goals that are determined each year at the discretion of the Compensation Committee, and because the Committee has discretionary authority to reduce the amount of any incentive otherwise payable under the Cash Incentive Plan, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person under the Cash Incentive Plan. However, the Compensation Committee intends that if the performance goals under the Cash Incentive Plan are met, the maximum payout of $5 million for each year in the performance cycle will be adjusted downward to the amount that the executive would have received under the Company’s underlying bonus plans. The Company’s annual and long-term underlying cash incentive bonus plans, the 2015 annual cash incentive payment and the 2013 long-term cash incentive payments thereunder are described under “Compensation Discussion and Analysis — Components of the 2015 Executive Compensation Program – Annual Executive Incentive Plan” and “– Long-Term Incentives.”

Change in Control

There are no provisions in the Cash Incentive Plan governing the payment of any awards upon a “change in control” of the Company (as defined in the Cash Incentive Plan) during the performance period for an award unless the Committee determines otherwise in connection with the grant of a particular award. The Committee expects that the participants in the Cash Incentive Plan will receive severance payments to the extent provided in the Illinois Tool Works Inc. 2011 Change-in-Control Severance Compensation Policy.

Performance Exemption

Stockholder approval of the criteria for performance goals, eligible participants and maximum award amounts under the Cash Incentive Plan is required for the awards to satisfy the requirements of the Performance Exemption from the limitation on deductibility of certain executive compensation under Section 162(m). Approval of the Cash Incentive Plan at the 2011 Annual Meeting will satisfy this stockholder approval requirement.

The foregoing summary is qualified in its entirety by the full text of the Cash Incentive Plan, attached as an Appendix to this proxy statement.

The Board of Directors recommends that you vote “FOR” Re-Approval of the Material

Terms of the Performance Goals under Our 2011 Cash Incentive Plan for Purposes of

Section 162(m) of the Internal Revenue Code

Proposal 6 - Approval of Non-Binding Stockholder Proposal to

Exclude Share Repurchases from Determinations of Senior

Executive Incentive Compensation Awards

The AFL-CIO Equity Index Fund, who is represented to own 114,275 shares of our common stock, notified us that it intends to present the following proposal for consideration at the Annual Meeting:

Resolved: Shareholders of Illinois Tool Works (the “Company”) urge the Compensation Committee of the Board of Directors to adopt a policy that financial performance metrics shall be adjusted, to the extent practicable, to exclude the impact of share repurchases when determining the amount or vesting of any senior executive incentive compensation grant or award. The policy should be implemented in a way that does not violate existing contractual obligations or the terms of any plan.

Supporting Statement

Stock buybacks directly affect many of the financial ratios used as performance metrics for incentive pay of senior executives. For example, stock buybacks can increase earnings per share, return on assets, and return on equity. While stock buybacks may also boost stock prices in the short term, we are concerned that they can deprive companies of capital necessary for creating long term growth.

In our view, senior executives are responsible for improving our Company’s operational performance, whereas the Board of Directors is responsible for determining when stock buybacks are appropriate. For this reason, we believe that senior executives should not receive larger pay packages simply for reducing the number of shares outstanding. Executive pay should be aligned with operational results, not financial engineering.

For the 12 months ended June 30, 2015, S&P 500 companies spent more money on stock buybacks and dividends than they earned in profits. S&P 500 companies spent a combined total of $553 billion on stock repurchases and $369 billion on dividends, or 109 percent of their earnings, according to data from S&P Dow Jones Indices. This is a concern because retained earnings are a primary source of new investment.

According to The Economist magazine, “If firms are overdoing buy-backs and starving themselves of investment, artificially propped-up share prices will eventually tumble.” (“Corporate cocaine,” September 13, 2014.) Large stock buybacks send “a discouraging message about a company’s ability to use its resources wisely and develop a coherent plan to create value over the long term,” Laurence Fink, chairman and CEO of Blackrock, wrote in an April 14, 2015 letter to S&P 500 companies.

Our Company spent $2.9 billion on share buybacks in 2014, but only $227 million on research and development, and $361 million on capital expenditures. Our Company’s CEO, Scott Santi, received $12 million in total compensation in 2014, including $2.5 million in performance restricted stock units. The performance goal for these awards is cumulative EPS from continuing operations over a three-year performance period, a financial ratio that can be inflated by stock buybacks.

For these reasons, we urge you to vote FOR this proposal.

Board of Directors Statement in Opposition

The Board recommends a vote AGAINST this proposal.

Share repurchases are an important component of the Company’s capital allocation and financial strategies. The Board believes that the statement in the proposal that share repurchases “can deprive companies of capital necessary for creating long term growth” is not a relevant concern for the Company. ITW is extremely well capitalized and generates substantial cash flow from operations that it deploys in the framework of a well-defined and highly disciplined capital allocation strategy. ITW’s capital allocation strategy prioritizes the deployment of the Company’s capital in the following order:

1. Reinvestment in the Company’s existing businesses for growth, innovation, and productivity

2. Dividend payout of 20% to 30% of total cash flow to stockholders

3. Acquisitions that are both a fit with the Company’s strategy and meet our risk adjusted return on capital criteria

4. Share repurchases

ITW’s share repurchase levels over the past three years have been higher than in prior years due to the portfolio management component of the Company’s enterprise strategy. Approximately $5.8 billion (~70%) of the total of $8.4 billion allocated to share repurchases over the 2013-2015 fiscal years primarily came from proceeds from divestitures, not operating cash flow. During this same period, ITW reinvested approximately $2.0 billion of operating cash flow back into its businesses, and had sufficient cash to fully fund every investment opportunity or project that management determined was a fit with ITW’s growth strategy, operating performance goals, and long-term return on capital criteria.

The proposal’s assertion that “senior executives are [only] responsible for improving our Company’s operational performance,” is inconsistent with the view of ITW’s Board of Directors that is reflected in our executive compensation philosophy and program structure. The Company’s senior executives work with the Board of Directors and its Finance Committee to make decisions intended to maximize long-term return to stockholders. At ITW, it is management’s responsibility to determine and recommend to the Board the optimum allocation of capital among the Company’s four capital allocation priorities given the strategic and operational needs of the Company at any specific point in time. The Board is actively involved in regularly reviewing management’s capital allocation recommendations, approves the Company’s annual capital plan, and approves all significant capital allocation transactions above a threshold determined by the Board.

ITW’s Compensation Committee and Board of Directors are responsible for aligning executive incentives with the Company’s strategy and the best interests of its stockholders. The Compensation Committee regularly reviews the mix of executive compensation with its independent compensation consultant to ensure that executive incentives are closely aligned to stockholder interests and that the Company’s financial performance metrics are within market norms for peer companies. The Board believes that the Company has a strong track record of thoughtful and diligent governance and execution with respect to aligning executive incentives, as evidenced by the consistently favorable outcome of the annual advisory stockholder vote on executive compensation (97.6% favorable in 2014 and 96.9% favorable in 2015).

The Board strongly believes that any limitation on its ability to utilize the most appropriate performance metrics for a given point in time would not be in the best interests of the Company or its stockholders. For example, had ITW management incentives been tied to net income and not earnings per share (EPS) during the three years of heavy divestitures (2013-2015) that were a critical component of the Company’s Enterprise Strategy, management would have been dis-incentivized from executing those divestitures (as those divestitures reduced net income). In contrast, in 2016, with much of the necessary internal portfolio repositioning and operational restructuring associated with ITW’s Enterprise Strategy nearing completion, the Company has begun to pivot its attention more fully to growth. As such, annual performance incentives for executives in 2016 will not be based on EPS, but on organic growth acceleration (40%) and operating income growth (60%). Neither of these metrics is directly impacted by share repurchases. With organic revenue growth added as a performance metric for annual incentives in 2016, EPS was added as a metric under the three-year long-term incentive cash plan, which is now based one-third on each of EPS, operating margin and return on invested capital. The Board strongly believes that the ability to have this flexibility in setting incentive plan performance metrics for the Company’s management is in the best interests of the stockholders.

For the foregoing reasons, your Board of Directors believes that this proposal is not in the best interests of ITW or its stockholders and unanimously recommends that you vote “AGAINST” this proposal

APPENDIX A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.   Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. The Board of Directors must also consider the factors described in Section V. for any director who is a member of the Compensation Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.   Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.    Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.

A director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.	A director who is a current partner or employee of a firm that is the Company’s internal or external auditor, or whose immediate family member is a current partner of such a firm, is not independent. A director who is or was, or whose immediate family member is or was, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years is not independent.

4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.[1]

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV.   Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of the Company.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

[1]	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

V.    Standards for Compensation Committee Members

In addition to satisfying the criteria set forth in Section III above, in determining the independence of directors who are members of the Company’s Compensation Committee, the Board will consider all factors relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

1.	the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the Company to the director; and

2.	whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

APPENDIX B

GAAP TO NON-GAAP RECONCILIATIONS

Adjusted After-Tax Return on Average Invested Capital

The Company uses adjusted after-tax return on average invested capital (“ROIC”) to measure the effectiveness of its operations’ use of invested capital to generate profits. ROIC is a non-GAAP financial measure that the Company believes is a meaningful metric to investors in evaluating the Company’s financial performance and may be different than the method used by other companies to calculate ROIC. To improve comparability of adjusted ROIC in the periods presented, after-tax operating income for 2012 excludes the operating income of the former Decorative Surfaces segment. Adjusted average invested capital represents the net assets of the Company, excluding cash and equivalents and outstanding debt, which are excluded as they do not represent capital investment in the Company’s operations, as well as the Company’s net investment in the former Industrial Packaging segment and the equity investment in the Wilsonart business (formerly the Decorative Surfaces segment). Average invested capital is calculated using balances at the start of the period and at the end of each quarter.

The following table shows the calculation of ROIC for the years ended December 31, 2015, 2014, 2013 and 2012:

Dollars in millions	2015	2014	2013	2012
Operating income	$2,867	$2,888	$2,514	$2,475
Adjustment for Decorative Services	—	—	—	(143)

Adjusted operating income	$2,867	$2,888	$2,514	$2,332
Tax rate (as adjusted in 2013 and 2012)	30.1%	30.0%	28.8%	29.2%
Income taxes	(864)	(866)	(724)	(681)

Operating income after taxes	$2,003	$2,022	$1,790	$1,651

Invested capital:
Trade receivables	$2,203	$2,293	$2,365	$2,742
Inventories	1,086	1,180	1,247	1,585
Net assets held for sale	—	—	1,519	—
Net plant and equipment	1,577	1,686	1,709	1,994
Goodwill and intangible assets	5,999	6,466	6,885	7,788
Accounts payable and accrued expenses	(1,585)	(1,799)	(1,906)	(2,068)
Other, net	280	427	593	773

Total invested capital	$9,560	$10,253	$12,412	$12,814

Average invested capital	$9,943	$11,215	$12,581	$13,140
Adjustment for Wilsonart (formerly the Decorative Surfaces segment)	(123)	(154)	(169)	(274)
Adjustment for Industrial Packaging	—	(424)	(1,477)	(1,504)

Adjusted average invested capital	$9,820	$10,637	$10,935	$11,362

Adjusted return on average invested capital	20.4%	19.0%	16.4%	14.5%

Improvement since 2012	590 bps

B-1

The 2013 effective tax rate included a discrete tax charge of $40 million related to the tax treatment of intercompany financing transactions that impact the taxability of foreign earnings. The 2012 effective tax rate included a discrete tax charge of $36 million, which included $35 million for the settlement of an IRS tax audit for the years 2008-2009.

A reconciliation of the effective tax rate to the adjusted tax rate excluding the discrete tax items is as follows:

	For the Years Ended December 31
Dollars in millions	2013		2012
	Income Taxes	Tax Rate	Income Taxes	Tax Rate
As reported	$717	30.6%	$973	30.3%
Discrete tax charges	(40)	(1.8)	(36)	(1.1)

As adjusted	$677	28.8%	$937	29.2%

Operating Margin

The following table shows the change in operating margin for the years ended December 31, 2015 and 2012:

2015 operating margin	21.4%
2012 operating margin as reported in the Company’s 2012 Annual Report on Form 10-K	15.9%

Improvement since 2012	550 bps

Free Cash Flow Conversion

The Company uses free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s financial performance and measures the Company’s ability to generate cash internally to fund Company initiatives. Free cash flow represents net cash provided by operating activities less additions to plant and equipment. Free cash flow is a measurement that is not the same as net cash flow from operating activities per the statement of cash flows and may not be consistent with similarly titled measures used by other companies.

The following table shows free cash flow as a percent of net income as of December 31, 2015:

Dollars in millions	2015
Net cash provided by operating activities	$2,299
Less: Additions to plant and equipment	(284)

Free cash flow	$2,015

Net income	$1,899

Free cash flow conversion	106%

B-2

APPENDIX C

AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ILLINOIS TOOL WORKS INC.

TENTH.

(a) Meetings of stockholders may be held outside the State of Delaware, if the By-Laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation. Elections of directors need not be by ballot unless the By-Laws of the corporation shall so provide.

(b) No action shall be taken by the stockholders except at an annual or special meeting of stockholders and no action may be taken by written consent of the stockholders.

(c) Special meetings of the stockholders of the corporation ~~for any purpose or purposes~~(i) may be called ~~at any time but only~~ by the chairman, the chief executive officer, the president, a vice chairman, or by a majority of the Board of Directors at any time and for any purpose or purposes as shall be stated in the notice of the meeting, and (ii) shall be called by the secretary upon the written request of the holders of record of at least twenty percent (20%) of the outstanding shares of common stock of the corporation at the time such request is validly submitted by the holders of such requisite percentage of such outstanding shares, subject to and in compliance with this paragraph (c) and the bylaws of the corporation. Except in accordance with, and subject to this paragraph (c) and the bylaws of the corporation, stockholders shall not be permitted to propose business or nominations to be brought before a special meeting of the stockholders; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any Certificate of Rights of Preferred Stock, then such special meeting may also be called by such person or persons in the manner, at the times and for the purposes so specified.

C-1

ILLINOIS TOOL WORKS INC. 2011 CASH INCENTIVE PLAN

(Approved by the Board of Directors on December 10, 2010)

(Approved by the Stockholders on May 6, 2011)

Illinois Tool Works Inc., a Delaware corporation (the “Company”), established the Illinois Tool Works Inc. 2011 Cash Incentive Plan (the “Plan”), subject to approval by the Company’s stockholders at the Annual Meeting. This Plan is effective as of the date of stockholder approval.

Section 1. Purpose

The purpose of this Plan is to advance the interest of the Company by providing a means to pay performance-based short-term and long-term incentive cash compensation designed to qualify for the Section 162(m) Exemption (as defined below) to those employees upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations. It is anticipated that the opportunity to earn such cash compensation will stimulate the efforts of such employees on behalf of the Company, strengthen their desire to continue in the service of the Company, prove attractive to promising new employees and assist the Company in attracting such employees. It is intended that compensatory awards to employees based on equity securities of the Company will be granted under the Company’s 2011 Long-Term Incentive Plan and any successors thereto, rather than under this Plan.

Section 2. Definitions

As used in this Plan and in connection with any Award, the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Affiliate Service” means a Participant’s Company Service plus the Participant’s aggregate number of years of employment with any Subsidiary during the period before it became a Subsidiary, unless the Committee determines otherwise in connection with an entity’s becoming a Subsidiary.

(b) “Award” means the opportunity to earn cash compensation under this Plan, subject to the achievement of one or more Performance Goals and such other terms and conditions as the Committee may impose.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board.

(f) “Company” has the meaning specified in the first paragraph.

(g) “Company Service” means the Participant’s aggregate number of years of employment with the Company and its Subsidiaries during periods when those entities were Subsidiaries.

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(h) “Corporate Change” means any of the following: (i) the dissolution of the Company; (ii) the merger, consolidation or reorganization of the Company with any other corporation, or any similar transaction, after which the holders of Common Stock of the Company immediately prior to the effective date thereof hold less than 70% of the outstanding common stock of the surviving or resulting entity; (iii) the sale to any person or entity, other than a wholly owned subsidiary, of Company assets having a total gross fair market value of at least 40% of the total gross fair market value of all Company assets; (iv) any entity, person or group of persons acting in concert, other than descendants of Byron L. Smith and trusts for the benefit of such descendants, becomes the beneficial owner, directly or indirectly, of more than 30% of the outstanding Common Stock; or (v) the individuals who, as of the close of the most recent annual meeting of the Company’s stockholders, are members of the Board (the “Existing Directors”) cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election, by the Company’s stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either (i) a stockholder nomination pursuant to Rule 14a-11 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto, or (ii) an actual or threatened solicitation of proxies by or on behalf of anyone other than the Board.

(i) “Disability” means a “disability” within the meaning of the Company’s Savings and Investment Plan, as amended from time to time, or other retirement plan applicable to the Participant.

(j) “Disaffiliation” of a Subsidiary means the Subsidiary’s ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary).

(k) “Effective Date” means the date of stockholder approval at the Company’s 2011 Annual Meeting.

(l) “Participant” means any employee of the Company or its Subsidiaries who has been granted an Award.

(m) “Performance Goal” means any one or more of the following objective criteria: generation of free cash, earnings per share, revenues, market share, stock price, cash flow, retained earnings, results of customer satisfaction surveys, aggregate product price and other product price measures, diversity, safety record, acquisition activity, management succession planning, improved asset management, improved operating margins, increased inventory turns, product development and liability, research and development integration, proprietary protections, legal effectiveness, handling SEC or environmental issues, manufacturing efficiencies, system review and improvement, service reliability and cost management, operating expense ratios, total stockholder return, return on sales, return on equity, return on invested capital, return on assets, return on investment, net income, operating income, and the attainment of one or more performance goals relative to the performance of other corporations.

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(n) The “Performance Period” for an Award means the period of time for the measurement of the extent to which the applicable Performance Goals are attained.

(o) “Plan” means this Illinois Tool Works Inc. 2011 Cash Incentive Plan.

(p) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(q) “Subsidiary” means any entity in which the Company directly or through intervening subsidiaries owns 50% or more of the total combined voting power or value of all classes of stock, or, in the case of an unincorporated entity, a 50% or more interest in the capital and profits.

(r) “Termination of Employment” of a Participant means the termination of the Participant’s employment with the Company and the Subsidiaries. A Participant employed by a Subsidiary also shall be deemed to incur a Termination of Employment if there occurs a Disaffiliation of that Subsidiary, unless either (i) the Participant is, immediately after the Disaffiliation, an employee of the Company or one of the remaining Subsidiaries, or (ii) in connection with the Disaffiliation, the Awards held by the Participant are assumed, or replaced with new awards, by the former Subsidiary or an entity that controls the former Subsidiary following the Disaffiliation.

Section 3. Administration

(a) This Plan shall be administered by the Committee. To the extent required to comply with Code Section 162(m) and the related regulations, each member of the Committee shall qualify as an “outside director” as defined or interpreted for purposes of the Section 162(m) Exemption. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan, to establish the terms and conditions of Awards, to determine the recipients of Awards and the extent to which cash payments are actually earned pursuant to Awards and the amounts to be paid, and to interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan. The Committee may delegate any or all of its administrative duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate, but no such delegation shall be made to the extent it would cause an Award not to qualify for the Section 162(m) Exemption.

(b) The determination of the Committee on all matters relating to this Plan and all Awards shall be made in its sole discretion, and shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.

Section 4. Eligibility; Maximum Awards

Awards may be granted to any employee of the Company or any of its domestic Subsidiaries, and to any employee, officer or director of any of the Company’s foreign Subsidiaries. The maximum amount of cash that may be payable with respect to any one Award shall be $5 million times the number of years and fractions thereof in the applicable Performance Period. The maximum number of Performance Periods that end in any single calendar year for which any one Participant shall be eligible to earn Awards shall be three.

3

Section 5. Establishment of Awards

(a) Basic Terms of Awards. In connection with the grant of each Award, the Committee shall, within the time period required to qualify for the Section 162(m) Exemption, (i) determine the Performance Goal(s) and Performance Period applicable to such Award, (ii) establish the formula for determining the amounts payable based upon achievement of the applicable Performance Goal, (iii) determine the consequences of the Participant’s Termination of Employment for various reasons or the Participant’s demotion or promotion during the Performance Period, (iv) specify the consequences of a Corporate Change during the Performance Period and (v) establish such other terms and conditions for the Award as it may deem appropriate.

(b) Performance Goals may take the form of absolute goals or goals relative to the performance of one or more other companies comparable to the Company or of an index covering multiple companies. In establishing Performance Goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes and other unusual or nonrecurring items, asset impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.

(c) A cash payment may be made to a Participant pursuant to an Award only upon the achievement of the applicable Performance Goal(s), except that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Performance Goals will be waived in whole or in part upon the death or Disability of the Participant, in the event of a Corporate Change, or such other event as the Committee may deem appropriate. Notwithstanding the foregoing, however, the Committee may not exercise any discretionary authority it may otherwise have under this Plan with respect to an Award, in any manner to waive the achievement of the applicable Performance Goals or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Award to cease to qualify for the Section 162(m) Exemption. Further, the Committee has discretion to reduce any cash payment as it deems appropriate, except as otherwise provided in the grant. Any payment made to a Participant pursuant to an Award shall be made no later than March 15 of the calendar year following the last day of the applicable Performance Period.

Section 6. Non-Transferability

Awards granted hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution.

4

Section 7. Withholding Taxes

The Company may withhold or cause to be withheld from any or all cash payments made under this Plan such amounts as are necessary to satisfy all U.S. federal, state and local withholding tax requirements related thereto.

Section 8. Funding

Benefits payable under this Plan to any person shall be paid directly by the Company or a Subsidiary. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under this Plan.

Section 9. No Employment Rights

Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give any Participant the right to remain employed by the Company or any of its Subsidiaries or to any benefits not specifically provided by this Plan or (b) in any manner modify the right of the Company or any of its Subsidiaries to modify, amend, or terminate any of its employee benefit plans.

Section 10. Nature of Payments

Any and all grants of Awards and payments of cash hereunder shall constitute special incentive payments to the Participant, other than payments pursuant to Awards with Performance Periods of one year or less, and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining any pension, retirement, death or other benefits under (a) any qualified, non-qualified or supplemental pension, retirement or profit-sharing plan of the Company or any of its Subsidiaries, (b) any bonus, life insurance or other employee benefit plan of the Company or any of its Subsidiaries, or (c) any agreement between the Company or any Subsidiary, on the one hand, and the Participant, on the other hand, except as such plan or agreement shall otherwise expressly provide. Without limiting the generality of the foregoing, payments of cash hereunder may be deferred under any such plan if and to the extent such plan so provides.

Section 11. Non-Uniform Determinations

The Committee’s determinations under this Plan need not be uniform, and may be made by the Committee selectively among individuals who receive, or are eligible to receive, Awards (whether or not such individuals are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, to enter into non-uniform and selective Award Agreements as to (a) the identity of the Participants, (b) the terms and provisions of Awards, and (c) the treatment of Terminations of Employment.

5

Section 12. Amendment and Termination of this Plan and Awards; Forfeiture

The Board may from time to time in its discretion amend or modify this Plan or Awards or terminate the Plan without the approval of the stockholders of the Company, and the Committee may amend Awards; provided that, subject to the Committee discretion described in Sections 5(c) and except as provided in the next two sentences, no such amendment or termination shall adversely affect any previously-granted Award without the consent of the Participant. Notwithstanding the foregoing, any Award is subject to forfeiture (and the Board may from time to time amend this Plan or Awards, and the Committee may from time to time amend Awards) without the consent of affected Participants: (a) to comply with applicable law, stock exchange rule or accounting rule, or (b) to comply with any Company policy regarding the recovery of erroneously awarded compensation. Further, any Award may be amended by the Board or the Committee to make changes that do not materially decrease the value of such Awards. In no event may any Award be amended in any manner that would cause it to cease to qualify for the Section 162(m) Exemption. The material terms of the performance goals under the Plan (as defined or interpreted for purposes of the Section 162(m) Exemption) shall be submitted to the Company’s shareholders for re-approval as required, and at such times as are required, for Awards to qualify for the Section 162(m) Exemption.

Section 13. Controlling Law

The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

6

ILLINOIS TOOL WORKS INC. ATTN: SHAREHOLDER RELATIONS 155 HARLEM AVENUE GLENVIEW, IL 60025

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m., Central Daylight Time, on May 5, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on May 5, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:

Shareholders and proxy holders must register to attend the meeting and obtain a registration confirmation (a “ticket”) in advance. You must bring your ticket to the meeting to gain entrance. To register to attend the meeting, go to the “shareholder meeting registration” link at www.proxyvote.com. Requests for tickets will be filled on a first-come, first-served basis.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99478-P71812-Z66932	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — —— — — — — — — — — — — — — —— — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ILLINOIS TOOL WORKS INC.

The Board of Directors recommends you vote FOR all nominees:
1. Election of Directors	For	Against	Abstain
1a. Daniel J. Brutto	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
1b. Susan Crown	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2016;	☐	☐	☐
1c. James W. Griffith	☐	☐	☐
1d. Richard H. Lenny	☐	☐	☐	3.	Advisory vote to approve executive compensation;	☐	☐	☐
1e. Robert S. Morrison	☐	☐	☐	4.	Approval of an amendment to the Illinois Tool Works Inc. Amended and Restated Certificate of Incorporation to permit stockholders to call special meetings; and	☐	☐	☐
1f. E. Scott Santi	☐	☐	☐
1g. James A. Skinner	☐	☐	☐
1h. David B. Smith, Jr.	☐	☐	☐	5.	Re-approval of the material terms of the performance goals under the Illinois Tool Works Inc. 2011 Cash Incentive Plan for purposes of 162(m) of the Internal Revenue Code.	☐	☐	☐
1i. Pamela B. Strobel	☐	☐	☐
1j. Kevin M. Warren	☐	☐	☐
1k. Anré D. Williams	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:
	For address changes and/or comments, please check this box and write them on the back where indicated.		☐	6.	A non-binding stockholder proposal, if presented at the meeting, to exclude share repurchases from determinations of senior executive incentive compensation awards.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign by authorized officer and give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ILLINOIS TOOL WORKS INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 6, 2016

9:00 A.M. CDT

ILLINOIS TOOL WORKS INC.

155 HARLEM AVENUE

GLENVIEW, IL 60025

ENTER THE CAMPUS FROM WAUKEGAN ROAD AT OVERLOOK DRIVE.

SIGNAGE WILL DIRECT YOU TO THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

M99479-P71812-Z66932

ILLINOIS TOOL WORKS INC.

ANNUAL MEETING OF STOCKHOLDERS

May 6, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Illinois Tool Works Inc. (“ITW”) hereby appoints Susan Crown, Robert S. Morrison, and Pamela B. Strobel, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of ITW to be held in Glenview, Illinois on May 6, 2016 with authority to vote as directed by this Proxy Card at the meeting, and any adjournments of the meeting, all shares of common stock of ITW registered in the name of the undersigned. If no direction is made, this proxy will be voted FOR the election of each director nominee under Proposal 1; FOR Proposals 2, 3, 4, and 5; AGAINST Proposal 6; and FOR or AGAINST any other properly raised matter at the discretion of the proxies.

If the undersigned is a participant in the ITW Savings and Investment Plan or the ITW Bargaining Savings and Investment Plan, the undersigned is also instructing the trustee of those plans to vote the shares of ITW common stock attributable to the undersigned in such plans as instructed on the reverse side and, in the discretion of the trustee, upon such other business as may come before the meeting, and if no instructions are given, the trustee will vote the shares in the same proportion as the shares for which voting instructions have been received.

Change of Address and/or Comments:

(If you noted a change of address and/or comments above, please mark corresponding box on the reverse side.) IMPORTANT – THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.